                                                                    EXHIBIT 2.10


                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                  NETZEE, INC.,

                                NETZEEPLUS, INC.,

                                 CARD PLUS, INC.

                                     AND THE

                                  SHAREHOLDERS

                               OF CARD PLUS, INC.

                                TABLE OF CONTENTS


ARTICLE 1         THE TRANSACTION................................................................................1

         Section 1.1       Sale and Purchase of Assets...........................................................1
         Section 1.2       Retained Assets.......................................................................1
         Section 1.3       Assumed Liabilities...................................................................2
         Section 1.4       Retained Liabilities..................................................................2
         Section 1.5       Consideration.........................................................................2
                                    (a)      Purchase Price......................................................2
                                    (b)      Earnout Payments....................................................2
                                    (c)      Possible Adjustment.................................................5
                                    (d)      Changes to the Company..............................................5
                                    (e)      Calculation of Earnout Payments.....................................6
                                    (f)      Allocation of Purchase Price and Earnout Payments...................6
                                    (g)      Exceptions..........................................................7
         Section 1.6       Closing...............................................................................7
         Section 1.7       Payment of Consideration..............................................................8
                                    (a)      Purchase Price......................................................8
                                    (b)      Earnout Payments....................................................8
                                    (c)      Conformity of Payment...............................................8
         Section 1.8       Fractional Shares.....................................................................8
         Section 1.9       Certain Consents......................................................................8
         Section 1.10      Restrictions on Securities; Registration Rights.......................................9
         Section 1.11      Effective Date.......................................................................10
         Section 1.12      Tax Free Transaction.................................................................10
         Section 1.13      Use of Corporate Name................................................................10
         Section 1.14      Netzee Guaranty......................................................................10
ARTICLE 2         RULES OF CONSTRUCTION.........................................................................10

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS............................13

         Section 3.1       Organization.........................................................................13
         Section 3.2       Capitalization.......................................................................13
         Section 3.3       Authority; No Violation..............................................................14
         Section 3.4       Financial Statements.................................................................15
         Section 3.5       Broker's and Other Fees..............................................................16
         Section 3.6       Absence of Certain Changes or Events.................................................16
         Section 3.7       Legal Proceedings....................................................................16
         Section 3.8       Taxes and Tax Returns................................................................16
         Section 3.9       Employee and Fringe Benefit Plans....................................................18
                                    (a)      Schedule of Plans..................................................18
                                    (b)      Qualification......................................................18


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
                                    (c)      Accruals; Funding..................................................19
                                    (d)      Reporting and Disclosure...........................................19
                                    (e)      Prohibited Transactions; Terminations; Other Reportable Events.....19
                                    (f)      Claims for Benefits................................................20
                                    (g)      Other..............................................................20
                                    (h)      Creation of Obligations By Reason of Sale of the Purchased Assets..20
                                    (i)      No Multi-Employer Plans............................................20
         Section 3.10      Compliance with Applicable Laws......................................................20
         Section 3.11      Certain Contracts....................................................................20
         Section 3.12      Properties and Insurance.............................................................22
         Section 3.13      Environmental Matters................................................................22
         Section 3.14      Intellectual Property................................................................23
                                    (a)      Background.........................................................23
                                    (b)      Ownership..........................................................23
                                    (c)      Procedures for Copyright Protection................................23
                                    (d)      Procedures for Trade Secret Protection.............................23
                                    (e)      Ownership of Software..............................................24
                                    (f)      Absence of Claims..................................................24
         Section 3.15      Adequacy of Technical Documentation..................................................24
         Section 3.16      Third-Party Components in Software...................................................24
         Section 3.17      Third-Party Interests or Marketing Rights in Software................................24
         Section 3.18      Absence of Certain Agreements and Practices..........................................25
         Section 3.19      Major Vendors and Customers..........................................................25
         Section 3.20      Accounts Receivable..................................................................25
         Section 3.21      Bulk Sales Laws......................................................................25
         Section 3.22      Combinations Involving the Company...................................................25
         Section 3.23      Labor Relations......................................................................25
         Section 3.24      Year 2000 Matters....................................................................26
         Section 3.25      Assignment Provisions................................................................26
         Section 3.26      Necessary Properties.................................................................26
         Section 3.27      Securities Act Compliance............................................................26
         Section 3.28      Access to Information................................................................27
         Section 3.29      Experience; Investment...............................................................27
         Section 3.30      Tax Advice...........................................................................27
         Section 3.31      Disclosure...........................................................................28
         Section 3.32      Approval of Shareholders.............................................................28
ARTICLE 4         REPRESENTATION AND WARRANTIES OF THE PURCHASER AND NETZEE.....................................28

         Section 4.1       Corporate Organization...............................................................28
         Section 4.2       Capitalization.......................................................................28
         Section 4.3       Authority; No Violation..............................................................29


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
         Section 4.4       Broker's and Other Fees..............................................................29
         Section 4.5       Legal Proceedings....................................................................29
         Section 4.6       SEC Reports..........................................................................30
         Section 4.7       No Material Adverse Change...........................................................30
         Section 4.8       Disclosure...........................................................................30
ARTICLE 5         COVENANTS AND AGREEMENTS OF THE PARTIES.......................................................30

         Section 5.1       Conduct of Business..................................................................30
         Section 5.2       Negative Covenants...................................................................31
         Section 5.3       No Solicitation......................................................................32
         Section 5.4       Current Information..................................................................33
         Section 5.5       Access to Properties and Records; Confidentiality....................................33
         Section 5.6       Regulatory Matters; Consents; Cooperation, etc.......................................33
         Section 5.7       Parties' Efforts; Further Assurances.................................................34
         Section 5.8       Public Announcements.................................................................35
         Section 5.9       Sales Tax............................................................................35
         Section 5.10      Disclosure Supplements...............................................................35
         Section 5.11      No Transfers.........................................................................35
         Section 5.12      Customer Contacts....................................................................35
         Section 5.13      Additional Financial Statements......................................................35
         Section 5.14      WARN.................................................................................36
         Section 5.15      Broker Fees..........................................................................36
         Section 5.16      Dissolution and Liquidation of the Company...........................................36
         Section 5.17      Non-Accredited Investors.............................................................36
         Section 5.18      Compliance...........................................................................36
         Section 5.19      Medinterface Services................................................................36
         Section 5.20      Company Phantom Stock Units..........................................................36
         Section 5.21      Reservation of Employee Stock Options................................................37
         Section 5.22      Provisions Regarding Company Employees...............................................37
         Section 5.23      Provisions Regarding Company Claims..................................................37
                                    (a)      Response to Company Claims.........................................37
                                    (b)      Documentation......................................................37
                                    (c)      Claim Status Reports...............................................37
ARTICLE 6         CLOSING CONDITIONS............................................................................38

         Section 6.1       Conditions to the Obligations of Purchaser under this Agreement......................38
                                    (a)      Authorizations and Regulatory Filings..............................38
                                    (b)      Suits and Proceedings..............................................38
                                    (c)      Representations and Warranties; Covenants and Agreements...........38
                                    (d)      Shareholder Approval...............................................38
                                    (e)      Opinion of Counsel.................................................39
                                    (f)      Certificates.......................................................39


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
                                    (g)      Noncompetition, Nonsolicitation, Confidentiality and
                                             Employment Agreements..............................................39
                                    (h)      Assignment of Work Product Agreements..............................39
                                    (i)      No Material Adverse Effect on the Company..........................39
                                    (j)      No Interest in Software............................................39
                                    (k)      Escrow Agreement...................................................39
                                    (l)      Cancellation of Debt...............................................39
                                    (m)      Bill of Sale; Conveyance Documents.................................39
                                    (n)      Assignment and Assumption Agreement................................40
                                    (o)      Due Diligence......................................................40
                                    (p)      Accredited Investors...............................................40
                                    (q)      Retention of Employees.............................................40
                                    (r)      Software Ownership Agreement.......................................40
                                    (s)      Other..............................................................40
         Section 6.2       Conditions  to the  Obligations  of the  Company  and the  Shareholders
                              under this Agreement..............................................................40
                                    (a)      Authorizations and Regulatory Filings..............................40
                                    (b)      Suits and Proceedings..............................................40
                                    (c)      Representations and Warranties; Covenants and Agreements...........41
                                    (d)      Shareholder Approval...............................................41
                                    (e)      Certificates.......................................................41
                                    (f)      Escrow Agreement...................................................41
                                    (g)      Assignment and Assumption Agreement................................41
                                    (h)      Purchase Price.....................................................41
                                    (i)      Registration Rights Agreement......................................41
                                    (j)      Opinion of Counsel.................................................41
                                    (k)      Other..............................................................41
ARTICLE 7         TERMINATION, AMENDMENT AND WAIVER.............................................................42

         Section 7.1       Termination..........................................................................42
         Section 7.2       Effect of Termination................................................................42
         Section 7.3       Specific Performance.................................................................42
         Section 7.4       Amendment............................................................................43
         Section 7.5       Extension; Waiver....................................................................43
ARTICLE 8         INDEMNIFICATION...............................................................................43

         Section 8.1       Indemnification by the Company and the Shareholders..................................43
         Section 8.2       Indemnification by Purchaser.........................................................44
         Section 8.3       Claims for Indemnification...........................................................44
         Section 8.4       Defense of Claim by Third Parties....................................................44
         Section 8.5       Third Party Claim Assistance.........................................................45
         Section 8.6       Settlement of Indemnification Claims.................................................46
         Section 8.7       Manner of Indemnification by the Company and the Shareholders........................46


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
         Section 8.8       Indemnification is Exclusive Remedy..................................................47
         Section 8.9       Certain Limitations..................................................................47
         Section 8.10      Subrogation..........................................................................48
         Section 8.11      Escrow...............................................................................48
ARTICLE 9         COMPANY REPRESENTATIVE........................................................................48

         Section 9.1       Appointment of Company Representative; Acceptance....................................48
         Section 9.2       Authority............................................................................49
         Section 9.3       Actions..............................................................................49
         Section 9.4       Successors...........................................................................49
         Section 9.5       Effectiveness........................................................................50
ARTICLE 10        MISCELLANEOUS.................................................................................50

         Section 10.1      Expenses.............................................................................50
         Section 10.2      Notices..............................................................................50
         Section 10.3      Parties in Interest..................................................................51
         Section 10.4      Entire Agreement.....................................................................52
         Section 10.5      Counterparts.........................................................................52
         Section 10.6      Governing Law........................................................................52
         Section 10.7      Invalidity of any Part...............................................................52
         Section 10.8      Time of the Essence; Computation of Time.............................................52


                                    Page v

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is dated and effective as of July 28, 2000, among Netzee, Inc., a Georgia corporation ("NETZEE"), NetzeePlus, Inc., a Georgia corporation and a wholly-owned subsidiary of Netzee ("PURCHASER"), Card Plus, Inc., a Georgia corporation (the "COMPANY"), and the Shareholders (as defined below). Netzee, Purchaser, the Company and the Shareholders are hereinafter collectively called the "PARTIES."

                                  WITNESSETH:

         WHEREAS, the Company primarily is engaged in software and systems development and the outsourcing of consultants to major corporations for systems development, primarily in the card processing industry (the "BUSINESS"); and

         WHEREAS, Purchaser desires to buy and the Company desires to sell substantially all of the assets utilized by the Business, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto mutually covenant and agree, with the intent to be legally bound, as follows:

                                   ARTICLE 1
                                THE TRANSACTION

         1.1 SALE AND PURCHASE OF ASSETS. At the Closing, the Company shall sell and transfer to Purchaser, and Purchaser shall purchase from the Company, all of the Company's right, title and interest in and to the properties and assets of the Business, including those assets specified or described on Schedule 1.1, wherever such assets are located and whether personal, tangible or intangible, in electronic form or otherwise, and whether or not any such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the Company's books or Company Financial Statements, except those assets specifically excluded pursuant to
Section 1.2, free and clear of all Encumbrances, other than Permitted Encumbrances. The properties and assets of the Business to be transferred hereunder are collectively referred to as the "PURCHASED ASSETS." Purchaser assumes no risk of loss to the Purchased Assets prior to the Closing.

         1.2 RETAINED ASSETS. The Company shall retain, and the Purchased Assets shall not include, the following assets (collectively, the "RETAINED ASSETS"):

                  (a) the consideration to be delivered to the Company pursuant to this Agreement, together with the Company's rights under this Agreement;

                  (b) the Company's rights to acquire shares of the common stock of Medinterface.com, Inc. ("MEDINTERFACE"), a Georgia corporation;

                  (c) the Company's accounts receivable created on or prior to June 30, 2000, as set forth on Schedule 1.2(c);

                  (d)      the Company's minute book, stock book and seal; and

                  (e)      the assets listed on Schedule 1.2(e).

         1.3 ASSUMED LIABILITIES. At the Closing, pursuant to an Assignment and Assumption Agreement (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") Purchaser shall assume and agree to perform and discharge only the following specifically enumerated obligations and liabilities of the Company (collectively, the "ASSUMED LIABILITIES"): (i) the liabilities and obligations of the Company arising on or after the Closing Date under the agreements listed on Schedule 1.3 (the "ASSUMED CONTRACTS"), and (ii) those liabilities of the Company set forth on Schedule 1.3; provided, however, Purchaser shall not assume any obligation under any Assumed Liability to the extent that payments were made to or any other benefit was received by the Company prior to the Closing Date unless the Company has remitted the amount of such payment or otherwise transferred such benefit under such Assumed Liability to Purchaser, or that results from any default under or breach of such Assumed Contract occurring prior to the Closing Date.

         1.4 RETAINED LIABILITIES. Except for the Assumed Liabilities, Purchaser does not hereby assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liability of the Company, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date (the "RETAINED LIABILITIES"). Without limiting the foregoing, the Retained Liabilities shall include any automobile leases of the Company.

         1.5      CONSIDERATION.

                  (a) Purchase Price. The consideration paid at the Closing for the Purchased Assets shall consist of the following: (i) 320,000 shares of Netzee Common Stock; (ii) Netzee Stock Options to purchase 35,556 shares of Netzee Common Stock issued to the former holders of Phantom Stock Units who are becoming employees of Netzee or Purchaser, subject to the provisions of Section 5.20 and in the amounts specified on Schedule 5.20 and
(iii) assumption of the Assumed Liabilities shown on Schedule 1.3. No cash consideration will be paid for the Purchased Assets. The total consideration paid at the Closing is collectively referred to as the "PURCHASE PRICE."

                  (b)      Earnout Payments. In each case subject to Section
1.5(g):

                           (i)      Revenue Earnout Payment. In addition to the
Purchase Price described in Section 1.5(a), the Shareholders will be entitled to receive additional Netzee Common Stock in accordance with the table set forth below if, based solely upon the performance of the Purchased Assets,
Purchaser:


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                                    (1)      reports EBITDA (as herein defined)
                                             of at least $650,000 for the
                                             twelve months ended June 30, 2001
                                             (the "EARNOUT PERIOD"), as
                                             reported on a GAAP basis applied
                                             consistently by Purchaser; and

                                    (2)      reports total revenue in
                                             accordance with the table set
                                             forth below, as reported on a GAAP
                                             basis applied consistently by
                                             Purchaser for the twelve months
                                             ended June 30, 2001 (the "REVENUE
                                             EARNOUT PAYMENT"):


                                                                                              Amount of Revenue
                      Total Revenue                                                            Earnout Payment
                      -------------                                                           -----------------
Equal to or greater than $2.6 million and less than $2.9 million                                38,095 shares
Equal to or greater than $2.9 million and less than $3.2 million                                76,190 shares
Equal to or greater than $3.2 million and less than $3.5 million                               114,285 shares
Equal to or greater than $3.5 million and less than $3.8 million                               152,380 shares
Equal to or greater than $3.8 million                                                          190,475 shares

Netzee and Purchaser shall use reasonable commercial efforts to develop, design and implement strategies to assist Purchaser in achieving the foregoing revenue goals. Without limiting the foregoing, revenues from licenses of the Software by Purchaser shall be included for purposes of determining revenues pursuant to
Section 1.5(b)(i). For purposes of this Section 1.5(b)(i), "EBITDA" shall mean Purchaser's operating income (loss) before income taxes, plus the sum of depreciation and amortization expense, all determined in accordance with GAAP consistently applied, subject to the following:

                                    (A)      extraordinary items, as determined
                  under GAAP, and any adjustments with respect to periods prior to the Earnout Period, other than adjustments to estimates in the normal course of business, shall be excluded;

                                    (B)      any income associated with early
                  termination of customer or vendor contracts shall be excluded;

                                    (C)      all increased amortization of
                  goodwill and depreciation and any federal, state or local taxes resulting from the acquisition of the Purchased Assets shall be excluded;

                                    (D)      any aggregate net gain (or loss)
                  during the Earnout Period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, all real estate and all securities), shall be excluded;

                                    (E)      any net gain from the collection
                  of the proceeds of life insurance policies shall be excluded; and


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                                    (F)      any income, gain, loss, charge or
                  expense not related to the ordinary business operations of Purchaser shall be excluded, provided, that the foregoing shall not restrict Netzee from charging Purchaser for costs related to Purchaser's business that are borne by Netzee (including the cost of employee benefit programs provided by Netzee to employees of Purchaser); provided, however, that the rates or unit prices charged to Purchaser (except for the cost of any employee benefit programs described above) shall not exceed the rates or unit prices paid for similar items by the Company.

                           (ii)     Employee Retention Payment. The
Shareholders will also be entitled to receive 38,095 additional shares of Netzee Common Stock (the "EMPLOYEE RETENTION PAYMENT") if, as of the end of business on June 30, 2001, Netzee or Purchaser has retained not less than 17 of the persons who were employed by the Company as of July 17, 2000, other than the current office manager, marketing manager and bookkeeper of the Company. For purposes of this Section 1.5(b)(ii):

                                    (A)      any person referred to in this
                  Section 1.5(b)(ii) who is terminated by Netzee or Purchaser without Cause (as defined in the Employment Agreement) on or after June 1, 2001 but before the end of business on June 30, 2001 shall be included as an employee for purposes of the Employee Retention Payment; and

                                    (B)      any person hired by Netzee or
                  Purchaser to replace an employee who has left the employ of Netzee or Purchaser after July 17, 2000 (exclusive of any person otherwise covered by Section 1.5(b)(ii)(A)) and who in the reasonable judgment of Netzee or Purchaser is not a satisfactory replacement for such former employee shall not be included as an employee for purposes of the Employee Retention Payment.

Netzee and Purchaser shall use reasonable commercial efforts to develop, design and implement an incentive program to assist Purchaser in retaining such former Company employees, but Netzee and Purchaser shall be free to terminate the employment of any such former Company employee for any reason.

The Revenue Earnout Payment and the Employee Retention Payment are collectively referred to as the "EARNOUT PAYMENTS."

                           (iii)    The Earnout Payments shall be paid by
Netzee delivering to the Shareholders, among such persons pro rata (subject to Section 1.5(g)(iv)) on the basis of their ownership of the stock of the Company immediately prior to the Closing, that number of shares of Netzee Common Stock equal to the amount of such Earnout Payments as set forth above. If at any time or times prior to the payment of the Earnout Payments, Netzee shall (a) declare a dividend or make a distribution with respect to Netzee Common Stock in shares of Netzee Common Stock, (b) subdivide or reclassify the outstanding Netzee Common Stock into a greater


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


number of shares, or (c) combine or reclassify the outstanding Netzee Common Stock into a smaller number of shares, then the number of shares set forth in
Section 1.5(b)(i) and (ii) and the $4.50 figure in Section 1.5(g)(i) shall be proportionately adjusted. Notwithstanding the foregoing, all Earnout Payments shall be made to the Escrow Agent and not to any of the Shareholders, and such Earnout Payments shall become a part of the Escrow.

                  (c) Possible Adjustment. Notwithstanding the provisions of Section 1.5(a), the aggregate amount of any cash payments deemed to be made and the principal amount of the Assumed Liabilities described in Section 1.5(a) may not exceed in the aggregate twenty percent (20%) of the Purchase Price paid at the Closing. In the event the aggregate amount of any deemed cash payments and principal amount of the Assumed Liabilities described in Section 1.5(a) would exceed in the aggregate twenty percent (20%) of the Purchase Price, then the Shareholders shall, jointly and severally, assume or provide for the assumption by Accredited Investors of Assumed Liabilities in exchange for additional shares of Company Common Stock, in such a manner and amount prior to the Closing Date to prevent the aggregate amount of the deemed cash payments and principal amount of the Assumed Liabilities from exceeding in the aggregate twenty percent (20%) of the Purchase Price.

                  (d)      Changes to the Company.

                           (i)      Subject to the other provisions of Section
1.5(d), Purchaser shall not be under any obligation to retain the Purchased Assets, or, in the exercise of reasonable business judgment, continue to conduct the Business for any particular length of time whatsoever.

                           (ii)     If prior to the payment of the Earnout
Payments Purchaser sells or transfers substantially all of the Purchased Assets in a transaction not covered by Section 1.5(d)(iii) to a person that is not affiliated with either Purchaser or Netzee, and such disposition occurs on or prior to June 30, 2001, the Shareholders shall be entitled to receive, as of June 30, 2001, the maximum amount of all Earnout Payments specified in Section 1.5(b)(i) and (ii), notwithstanding the fact that any or all of the conditions for payment of the Earnout Payments set forth in Section 1.5(b)(i) or (ii) may not have been met.

                           (iii)    If Netzee is acquired (whether by sale of
stock, sale of assets, merger or otherwise) prior to the payment of the Earnout Payments, then Netzee shall cause the acquiring person (A) to agree to be subject to the provisions of Section 1.5(d), and (B) to assume the obligation to pay the Earnout Payments if, as and when otherwise due, with the Earnout Payments converted into the right to receive the consideration paid for each share of Netzee Common Stock in such acquisition, multiplied by the appropriate number of shares set forth in Section 1.5(b)(i) and (ii), as applicable. If such conversion is impracticable in the reasonable judgment of the acquiring person, the acquiring person will provide a reasonably equivalent substitute conversion mechanism. If there is a reorganization or reclassification of Netzee's securities prior to the payment of the Earnout Payments, then a similar adjustment in the number and class of shares subject to the Earnout Payments shall be made by Netzee to prevent a dilution or enlargement of rights.

                           (iv)     If Purchaser develops or acquires any other
business or businesses, the Earnout Payments will be calculated without taking into account the revenue from such business or businesses.

                           (v)      Modifications to the terms of the Earnout
Payments may be made if approved by Purchaser and former shareholders of the Company who at the Closing Date held a majority interest of the stock of the Company.

                  (e) Calculation of Earnout Payments. As soon as practicable after June 30, 2001, and in any event no later than August 15, 2001, Purchaser shall deliver to the Company Representative (defined below) its calculation of the Earnout Payments. Purchaser shall make the books and records of Purchaser available to the Company Representative and its representatives at all reasonable times with respect to the matters affecting these calculations. If within thirty days following delivery of the calculations, the Company Representative has not given Purchaser notice of its objection to any such calculations (such notice must contain a statement of items described with reasonable specificity to which the Company Representative objects and specific facts as to the reason for the Company Representative's objection, and identify the amounts in dispute), then Purchaser's calculations will be a final determination, binding and conclusive on the Parties. If the Company Representative gives such notice of objection, then Purchaser and the Company Representative will attempt to resolve any disagreements. If any such disagreements are not resolved by the Purchaser and the Company Representative within thirty days following the receipt by Purchaser of the Company Representative's objections, (i) the issues in dispute will be submitted to a "Big Five" auditing firm reasonably acceptable to Netzee and the Company Representative (the "DISPUTES AUDITOR") for resolution; (ii) each will furnish to the Disputes Auditor such work papers and other documents and information relating to the disputed issues as the Disputes Auditor may request and are available to it (or its independent public accountants), and Purchaser and the Company Representative will be afforded the opportunity to present to the Disputes Auditor any material relating to the determination and to discuss the determination with the Disputes Auditor; (iii) the determination by the Disputes Auditor, as set forth in a notice delivered to both parties by the Disputes Auditor, will be a final determination, binding and conclusive on the Purchaser and the Company Representative; and (iv) Purchaser will bear a percentage of the fees of the Disputes Auditor which equals the percentage of the total amount disputed by the Company Representative which is awarded to the Company Representative by the Disputes Auditor, and the Company Representative will bear the balance of such fees. The "COMPANY REPRESENTATIVE" shall be Robert W. Boylston, Jr., or any successor appointed by him, by the Company or by the former shareholders of the Company who at the Closing Date held a majority of the stock of the Company.

                  (f) Allocation of Purchase Price and Earnout Payments.. The Purchase Price and the Earnout Payments shall be allocated as set forth on
Schedule 1.5(f). Each of the Parties agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder; (ii) to complete jointly and file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs; and (iii) that it shall not take a position on any income, transfer or gains tax return that is in any manner inconsistent with the terms of any such allocation without the prior written consent of each other Party, which consent shall not be unreasonably withheld or delayed.

                  (g) Exceptions. Notwithstanding any other provision in this Section 1.5 to the contrary:

                           (i)      Antidilution Protection. If the closing
price of a share of the Netzee Common Stock as of June 29, 2001 is less than $4.50, the Shareholders shall be entitled to receive the maximum amount of all Earnout Payments specified in Sections 1.5(b)(i) and (ii), notwithstanding the fact that any or all of the conditions for payment of the Earnout Payments set forth in Sections 1.5(b)(i) or (ii) may not have been satisfied.

                           (ii)     Termination of Employment by Employer
Without Cause. If Netzee or Purchaser, as the case may be, terminates the employment of either Kenneth G. Ambellan or Robert W. Boylston, Jr. without Cause (as such term is defined in the particular Employment Agreement) during the initial term of the particular Employment Agreement, the Shareholders shall be entitled to receive, as of June 30, 2001, the maximum amount of all Earnout Payments specified in Sections 1.5(b)(i) and (ii), notwithstanding the fact that any or all of the conditions for payment of the Earnout Payments set forth in Sections 1.5(b)(i) or (ii) may not have been satisfied.

                           (iii)    Termination of Employment by Employer for
Cause or by Employee Without Good Reason. If Netzee or Purchaser, as the case may be, terminates the employment of Kenneth G. Ambellan or Robert W. Boylston, Jr. with Cause (as such term is defined in the particular Employment Agreement), or either of Messrs. Ambellan or Boylston terminates his employment without Good Reason (as such term is defined in the particular Employment Agreement) during the initial term of the Employment Agreement, then such Shareholder who was terminated with Cause or so terminated the Employment Agreement shall immediately forfeit any and all rights to receive his share of the Earnout Payments, notwithstanding the fact that all of the conditions for payment of the Earnout Payments set forth in Sections 1.5(b)(i) or (ii) may have been satisfied. However, nothing contained in this Section 1.5(g)(iii) shall affect the rights of any other Shareholder to receive payment of the Earnout Payments in accordance with Section 1.5(b).

                           (iv)     Treatment of Forfeited Earnout Payments. If
any of the Shareholders are required to forfeit their portion of the Earnout Payments pursuant to Section 1.5(g)(iii), then the remaining Shareholders who remain eligible to receive the Earnout Payments shall be entitled to receive, if and to the extent earned, their pro rata portion of the Earnout Payments specified in Sections 1.5(b)(i) and (ii), except that any such pro rata distribution pursuant to Section 1.5(b)(iii) shall be made as if the forfeiting Shareholder did not own any shares of the Company immediately prior to the Closing.

         1.6 CLOSING. The consummation of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place, at 10:00 a.m., local time, three (3) business days after satisfaction of the latest to occur, or, if permissible, waiver of the conditions set forth in Article 6, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia 30309 or at such other time, date or place as the Parties agree (the "CLOSING DATE"). The Parties shall use their best efforts to consummate the Closing on or before July 25, 2000.

         1.7      PAYMENT OF CONSIDERATION.

                  (a) Purchase Price. The Purchase Price shall be paid to the Company by Netzee delivering (i) to the holders of the Netzee Stock Options described in Section 1.5(a)(ii) executed stock option agreements representing such Netzee Stock Options; (ii) to the Company the executed Assignment and Assumption Agreement providing for the assumption by Purchaser of the Assumed Liabilities, and (iii) to the Escrow Agent a certificate for one hundred percent (100%) of the shares of Netzee Common Stock described in Section 1.5(a)(i) (the "ESCROW SHARES").

                  (b) Earnout Payments. Any Earnout Payment to be made to a former shareholder of the Company is personal in nature and may not be encumbered in any manner or transferred in whole or in part except by will or the laws of descent and distribution and pursuant to the Escrow Agreement. Subject to Section 8.7, the Earnout Payments shall be paid within ten (10) business days after their final determination pursuant to Section 1.5(e).

                  (c) Conformity of Payment. Notwithstanding any other provision of this Agreement and the other Purchase Agreements to the contrary, the Purchase Price and the Earnout Payments shall be paid only in conformity with the Securities Laws and other applicable Laws. Without limiting the foregoing and notwithstanding any other provision of this Agreement, Netzee shall distribute Netzee Common Stock only to Accredited Investors.

         1.8 FRACTIONAL SHARES. No fractional shares of Netzee Common Stock will be issued, and fractional shares to which the Company or the former shareholders of the Company would otherwise be entitled to will be disregarded.

         1.9 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise or claim of the Company that is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Company would not, as a matter of law, pass to Purchaser as an incident of the assignments provided for by this Agreement. In order to provide Purchaser with the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence and which are part of the Purchased Assets, the Company on and after the Closing Date will, at the request and under the direction of Purchaser, in the name of the Company or otherwise as Purchaser shall specify, take all reasonable action (i) to assure that the rights of the Company under such contracts, agreements, permits, franchises and claims shall be preserved for the benefit of Purchaser and (ii) to facilitate receipt of the consideration to be received by the Company under every such contract, agreement, permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to Purchaser. Nothing in this Section
1.9 shall in any way
diminish the obligation of the Company hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Company to convey or assign valid title to all the Purchased Assets to Purchaser.

         1.10     RESTRICTIONS ON SECURITIES; REGISTRATION RIGHTS.

                  (a) The shares of Netzee Common Stock to be delivered in connection with this Agreement will be issued to the Company in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of Section 4(2) thereof, Regulation D promulgated thereunder, or other private offering exemptions, and similar or other exemptions under applicable state securities laws (the "STATE ACTS"), and Purchaser is relying on the representations of the Company and the Shareholders with respect to such exemptions.

                  (b) The shares of Netzee Common Stock, if any, to be delivered by Netzee in connection with this Agreement will be subject to the terms, conditions and limitations of a Registration Rights Agreement.

                  (c) The Company and the Shareholders understand and agree that stop transfer instructions with respect to any shares of Netzee Common Stock issued by Netzee pursuant to this Agreement will be given to Netzee's transfer agent and that there will be placed on the certificates for such shares legends stating in substance as follows:

         The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered, sold, transferred or otherwise disposed of unless registered with the United States Securities and Exchange Commission and the securities regulatory authorities of applicable states or unless (1) an exemption from such registration is available and (2) the issuer of such securities has received an opinion of counsel satisfactory to it (both as to the opinion and such counsel) stating that such registration is not required under the Securities Act of 1933 and the applicable laws of such other states.

         Certain rights, obligations and restrictions are imposed on the shares represented by this certificate by an Asset Purchase Agreement and a Registration Rights Agreement, each among Netzee, Card Plus, Inc. and the shareholders of Card Plus, Inc., and any amendments thereto, copies of which are available at Netzee's offices. The transfer, encumbrance or other disposition of such shares in contravention of such agreements is null and void. Any transferee of such shares (but only as to such transfers that are permitted by such agreements) shall be bound by such agreements.

                  (d) Each of the legends set forth in Section 1.10(c) will also be placed on any certificate representing securities issued subsequent to the original issuance of Netzee Common Stock pursuant to this Agreement as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization as long as Netzee Common Stock issued to the Company and the former shareholders of the Company pursuant to this Agreement has not been registered or transferred in such manner to justify the removal of the legend therefrom.

         1.11 EFFECTIVE DATE. For accounting purposes only, the Parties shall treat the purchase and sale of the Purchased Assets contemplated hereby as effective as of the close of business on June 30, 2000. For all other purposes, the Parties shall treat such purchase and sale as effective as of the Closing Date.

         1.12 TAX FREE TRANSACTION. The Parties intend that the sale of assets contemplated by this Agreement shall be treated as a tax-free reorganization under the Code to the extent the consideration is Netzee Common Stock, shall report the sale of assets contemplated by this Agreement as such for federal and state income tax purposes, and shall take no action after the Closing Date to adversely effect the status of the sale of assets contemplated by this Agreement as a tax-free reorganization under the Code to the extent the consideration is Netzee Common Stock.

         1.13 USE OF CORPORATE NAME. Effective as of the Closing Date, the Company shall:

                  (a) relinquish and assign all rights to the name "Card Plus" and any logos, artwork or other graphic material used by the Company in connection with such name, to Purchaser; and

                  (b) cease to use the name "Card Plus" or any similar derivation thereof, and any logos, artwork or other graphic material used by the Company in connection with such name.

         1.14 NETZEE GUARANTY. Netzee hereby unconditionally and irrevocably guarantees the performance and payment of all obligations of Purchaser under this Agreement and the other Purchase Agreements including indemnity obligations; provided, however, that Netzee shall not assume any liabilities of the Company of any kind whatsoever, including any Assumed Liabilities, but shall only guarantee the performance and payment of the obligations of Purchaser as described in this Section 1.14.

                                   ARTICLE 2
                             RULES OF CONSTRUCTION

         In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

                  (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

                  (b) Any reference to either gender includes the other gender;

                  (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

                  (d) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

                  (e) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

                  (f) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

                  (g) Any reference to a time or date or to a local time or date is a reference to the time and date in Atlanta, Georgia and any reference to a monetary value is in reference to United States currency (the U.S. Dollar);

                  (h) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

                  (i) The term "AVERAGE PRICE" means the average of the per share closing prices for the Netzee Common Stock on the Nasdaq National Market for the five (5) trading days immediately prior to the relevant date of payment or offset.

                  (j) The term "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder;

                  (k) References herein to the "COMPANY DISCLOSURE SCHEDULES" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Company to Purchaser and all other documents, agreements, and other items disclosed by the Company in writing to Purchaser and attached to such schedules in connection with this Agreement, and references to a numbered Company Disclosure Schedule shall mean that portion of the Company Disclosure Schedules that refers to the specific section or subsection of Article 3 of this Agreement;

                  (l) The term "DISCLOSED BY PURCHASER" means and includes, with respect to information concerning any event, fact or circumstance, information contained in this Agreement and the other Purchase Agreements;

                  (m) The term "ENCUMBRANCE" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right-of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing;

                  (n) The term "INCLUDING" means "including, without limitation";

                  (o) The term "GOVERNMENTAL AUTHORITY" means any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

                  (p) The term "KNOWLEDGE" as used with respect to the Company (including any references to the Company being aware of a particular matter) means the actual knowledge of any of the officers or Shareholders of the Company, and any information that any of them reasonably should have known, given the nature of the disclosure;

                  (q) The term "MATERIAL ADVERSE EFFECT" with respect to a person means any circumstance of, change in, or effect on the business and affairs of such person or any of its Subsidiaries thereof that, individually or in the aggregate with any other circumstance of change in, or effect on, the business and affairs of such person and its Subsidiaries: (i) is materially adverse to the business, operations, assets, liabilities, prospects, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially adversely affect the ability of such person and its Subsidiaries to operate or conduct its or their business and affairs in the manner in which it is currently operated or conducted or contemplated by such person to be operated or conducted;

                  (r) The term "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act;

                  (s) The term "SHAREHOLDERS" means Kenneth G. Ambellan, Robert W. Boylston, Jr. and Tonya H. Boylston;

                  (t) The term "SUBSIDIARY" means any corporation, partnership, joint venture or other legal entity in which a specified person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner or managing member;

                  (u) The term "THREATENED" means any act that would cause a person reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; and

                  (v) Each of the Parties acknowledges that he or it has had the opportunity to negotiate the terms and provisions of this Agreement, with the assistance and review of his or its counsel. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

         To induce the Purchaser to enter into this Agreement and the other Purchase Agreements, the Company, Kenneth G. Ambellan and Robert W. Boylston, Jr. hereby jointly and severally represent and warrant to the Purchaser as follows:

         3.1      ORGANIZATION.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as disclosed on Company Disclosure Schedule 3.1(a), is duly licensed or qualified to do business and is in good standing in each jurisdiction in which failure to qualify would have a Material Adverse Effect.

                  (b) Company Disclosure Schedule 3.1(b) sets forth true and correct copies of the Articles of Incorporation and Bylaws of the Company and all amendments thereto.

                  (c) The Company has no Subsidiaries, and does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

         3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, without par value, and no other form of capital stock. As of the Closing Date, there were 500 shares of Company Common Stock issued and outstanding. Company Disclosure Schedule 3.2 sets forth the number of shares of Company Common Stock owned by each Shareholder. Other than as disclosed on Company Disclosure Schedule 3.2, there are no options, warrants, other debt, equity or derivative securities convertible into or exchangeable for Company Common Stock, or any other rights to acquire Company Common Stock. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights and were issued pursuant to effective registration statements or under available exemptions from the registration requirements of the Securities Laws. Except as set forth on Company Disclosure Schedule 3.2, (a) neither the Company nor any shareholder of the Company has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, registration, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and
(b) there are no agreements or understandings with respect to voting any such shares. All outstanding shares of Company Common Stock are owned free and clear of all Encumbrances, liens, claims, options, proxies, charges, pledges, security interests, pre-emptive rights and adverse claims. Except as set forth on Company Disclosure Schedule 3.2, there are no agreements in place by and among any of the shareholders of the Company and the Company with respect to Company Common Stock or other securities of the Company.

         3.3      AUTHORITY; NO VIOLATION.

                  (a) Except as disclosed on Company Disclosure Schedule 3.3(a) (collectively, the "COMPANY APPROVALS"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively "AUTHORIZATIONS") any third party or any Governmental Authority are necessary on behalf of the Company or any Shareholder in connection with (i) the execution and delivery by the Company or any Shareholder of this Agreement and the other Purchase Agreements, (ii) the consummation by the Company or any Shareholder of the transactions contemplated hereby and thereby and (iii) the performance of the Company's or any Shareholder's obligations under this Agreement and the other Purchase Agreements. Each Shareholder and the Company has the full power (corporate or otherwise) and authority to execute and deliver this Agreement and the other Purchase Agreements and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors and shareholders of the Company in accordance with the Articles of Incorporation and Bylaws of the Company and with applicable Laws. Except for the Company Approvals, no other corporate proceedings on the part of the Company or the Shareholders are necessary for the Company to execute and deliver this Agreement and the other Purchase Agreements to which it or he is a party and for the Company and the Shareholders to be bound by the terms hereof and thereof. This Agreement and the other Purchase Agreements to which the Shareholders are a party have been entered into voluntarily without promise or benefit other than as set forth herein and therein. This Agreement and the other Purchase Agreements to which each Shareholder or the Company is a party have been duly and validly executed and delivered by each Shareholder and the Company and constitute the valid and binding obligations of the Company and each Shareholder enforceable against the Company and each Shareholder in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that effect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity.

                  (b) Neither the execution and delivery by the Company and each of the Shareholders of this Agreement and the other Purchase Agreements to which it or he is a party, nor the consummation by the Company and each of the Shareholders of the transactions contemplated hereby and thereby in accordance with the other terms hereof and thereof, nor compliance by the Company and each of the Shareholders with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the Company's Articles of Incorporation or Bylaws; (ii) assuming that the Company Approvals are duly obtained, violate any United States federal, state or local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "LAWS") applicable to the Company, the Shareholders, or any of the properties or assets of the Company or any Shareholder; or (iii) assuming that the Company Approvals are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Purchased Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Shareholder is a party, or by which it, he or any of the Purchased Assets may be bound or affected, except, as to clause (iii), for defaults which have been waived or which will be cured or rendered moot by payment or other discharge of the obligation at the Closing.

         3.4      FINANCIAL STATEMENTS.

                  (a) Company Disclosure Schedule 3.4(a) sets forth copies of: (i) the unaudited balance sheets of the Company as of December 31, 1999, 1998 and 1997, (ii) the related statements of income and cash flows for the periods then ended (together with any other financial statements of the Company delivered pursuant to Section 5.13, the "COMPANY FINANCIAL STATEMENTS") and
(iii) statements of shareholders' equity as of each such date.

                  (b) The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates set forth therein, and the results of the Company's operations and its cash flows for the respective periods set forth therein.

                  (c) The books and records of the Company have been maintained in material compliance with applicable legal and accounting requirements (excluding GAAP).

                  (d) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements, or as disclosed in Company Disclosure Schedule 3.4(d), the Company has not incurred any liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise ("LIABILITIES").

                  (e) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements, or as disclosed in Company Disclosure Schedule 3.4(e), since December 31, 1999, there has not been any change, occurrence or circumstance affecting the business, results of operations or financial condition of the Company or the Purchased Assets that has had, individually or in the aggregate, a Material Adverse Effect on the Company or the Purchased Assets or which is reasonably likely to have a Material Adverse Effect on the Company or the Purchased Assets.

         3.5 BROKER'S AND OTHER FEES. Except for Walden Businesses, neither the Company nor any Shareholder has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the other Purchase Agreements.

         3.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Except as disclosed in Company Disclosure Schedule 3.6(a), or as reflected in the Company Financial Statements as of and for the year ended December 31, 1999, the Company does not have Knowledge of any facts or conditions which it reasonably believes would be likely to cause a Material Adverse Effect on the Company or the Purchased Assets in the next twelve (12) months.

                  (b) Except as set forth in Company Disclosure Schedule 3.6(b), neither the Company nor any of the Shareholders have taken or permitted any of the actions set forth in Section 5.2 since December 31, 1999, and, except for execution of this Agreement, the Company has conducted its business only in the ordinary course, consistent with past practice. Prior to December 31, 1999, neither the Company nor any of the Shareholders have taken or permitted any of the actions set forth in Section 5.2 that are not reflected in the Company Financial Statements.

         3.7      LEGAL PROCEEDINGS. Except as disclosed in Company Disclosure
Schedule 3.7, (a) neither the Company nor any of the Shareholders is a party to any, and there are no pending or, to the Company's or any Shareholder's Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company, any of the Shareholders or the Purchased Assets, (b) neither the Company nor any Shareholder is a party to any order, judgment or decree entered in any lawsuit or proceeding, and (c) no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the Company's or a Shareholder's Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company (in connection with such officer's, director's, employee's or agent's activities on behalf of the Company or that otherwise relate, directly or indirectly to the Company or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities. Except in the case of fraud or intentional breaches, neither the Company nor any Shareholder shall have any liability for breach of any representation or warranty in this Section 3.7 arising solely from any of the information included in, or omitted from the attachments to Company Disclosure Schedule 3.7.

         3.8 TAXES AND TAX RETURNS. Except as disclosed in Company Disclosure Schedule 3.8:

                  (a) The Company has duly and timely filed (and until and after the Closing Date will so file) all returns, declarations, reports, information returns and statements required to be filed by it in respect of any United States federal, state, local, or foreign Taxes ("RETURNS") and has duly and timely paid (and until and after the Closing Date will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Company to Purchaser in writing). As used herein, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. The Company has established (and until the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Company through such date and shall pay all Taxes when due.

                  (b) None of the Returns of the Company have been examined by the Internal Revenue Service (the "IRS"), or any other United States federal, state or local or any foreign Governmental Authority since the Company's inception. There are no audits or other Governmental Authority proceedings presently pending nor, to the Knowledge of the Company, any other disputes pending with respect to, or claims asserted for, Taxes upon the Company, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no liens for Taxes upon the assets of the Company, except liens for Taxes not yet due. The Company has complied (and until and after the Closing Date will comply) in all respects with all applicable Laws relating to the payment and withholding of Taxes.

                  (c) Except as set forth on Company Disclosure Schedule 3.8, the Company (i) has not requested any extension of time within which to file any Return which Return has not since been filed; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company (nor to the Company's Knowledge has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) has not filed a consent with any Governmental Authority pursuant to which the Company has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby; and (v) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

                  (d)      The Company has had a valid election made under
Section 1362 of the Code and comparable provisions of state law to be taxed as a "Subchapter S" corporation and has qualified and will qualify as of the Closing to be taxed as a "Subchapter S" corporation for all of its taxable years ending prior to the Closing Date.

         3.9      EMPLOYEE AND FRINGE BENEFIT PLANS.

                  (a) Schedule of Plans. Company Disclosure Schedule 3.9 lists each of the following that the Company or any ERISA Affiliate (as defined below) either maintains, is required to contribute to or otherwise participates in (or at any time maintained, contributed to or otherwise participated in) or as to which the Company or any ERISA Affiliate has any unsatisfied liability or obligations whether accrued, contingent or otherwise:

                           (i)      any employee pension benefit plan
("PENSION/PROFIT-SHARING PLAN") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit-sharing, retirement, thrift or stock bonus plan;

                           (ii)     any "multi-employer plan" ("MULTI-EMPLOYER
PLAN") (as such term is defined in ERISA);

                           (iii)    any employee welfare benefit plan ("WELFARE
PLAN") (as such term is defined in ERISA); or

                           (iv)     any other compensation, stock option,
restricted stock, fringe benefit or retirement plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees or agents of the Company or any ERISA Affiliate or their beneficiaries or dependents, including any group health, life insurance, retiree medical, bonus, incentive or severance arrangement, and all outstanding stock options, restricted shares, phantom stock awards, stock appreciation rights, performance share unit awards or cash or other similar incentive awards thereunder; (all of the foregoing in items (i), (ii), (iii) and (iv) being referred to as "EMPLOYEE PLANS""). "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer pursuant to Code
Section 414(b), (c), (m) or (o). The Company has delivered to Purchaser (and Company Disclosure Schedule 3.9 lists each item delivered) copies of the following: (1) each written Employee Plan, as amended (including either the original plan or the most recent restatement and all subsequent amendments);
(2) the most recent IRS determination letter issued with respect to each Pension/Profit-Sharing Plan; (3) the latest actuarial valuation (if any) for each Pension/Profit-Sharing Plan; (4) all annual reports on the Form 5500 series; (5) each trust agreement, insurance contract or document setting forth any other funding arrangement, if any, with respect to each Employee Plan; (6) the most recent ERISA summary plan description or other summary of plan provisions distributed to participants or beneficiaries for each Employee Plan;
(7) each opinion or ruling from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") concerning any Employee Plan; and (8) each Registration Statement, amendment thereto and prospectus relating thereto filed with the Securities and Exchange Commission (the "SEC") or furnished to participants in connection with any Employee Plan.

                  (b) Qualification. Except as set forth on Company Disclosure Schedule 3.9 each Pension/Profit-Sharing Plan: (i) has received a favorable determination letter from the

IRS to the effect that it is qualified under Code Sections 401(a) and 501, both as to the original plan and all restatements or material amendments; (ii) has never been subject to any assertion by any Governmental Authority that it is not so qualified; and (iii) has been operated so that it has always been so qualified.

                  (c)      Accruals; Funding.

                           (i)      Pension/Profit-Sharing Plans. None of the
Employee Plans is a Pension/Profit-Sharing Plan subject to ERISA Title IV (including those for retired, terminated or other former employees and agents).

                           (ii)     Other Plans. Company Disclosure Schedule
3.9 fully and accurately sets forth any funding liability under each Employee Plan not subject to ERISA Title IV, whether insured or otherwise, specifically setting forth any liabilities under any retiree medical arrangement and specifically designating any insured plan which provides for retroactive premium or other adjustments. The levels of insurance reserves and accrued liabilities with regard to each such Employee Plan are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

                           (iii)    Contributions. Except as set forth on
Company Disclosure Schedule 3.9, (A) the Company and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law, or required to be paid as expenses under such Employee Plan, including PBGC premiums and amounts required to be contributed under Code Section 412; (B) all contributions have been made in accordance with the actuarial recommendations; and (C) no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.

                  (d) Reporting and Disclosure. Summary plan descriptions and all other returns, reports, registration statements, prospectuses, documents, statements and communications which are required to have been filed, published or disseminated under ERISA or other Law and the rules and regulations promulgated by the Department of Labor under ERISA and the Treasury Department or by the SEC with respect to the Employee Plans have been so filed, published or disseminated.

                  (e) Prohibited Transactions; Terminations; Other Reportable Events. Except as set forth on Company Disclosure Schedule 3.9:

                           (i)      neither the Company, any ERISA Affiliate,
any Employee Plan, any trust or arrangement created under any of them, nor any trustee, fiduciary, custodian, administrator or any person or entity holding or controlling assets of any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the foregoing persons or entities, or any person or entity dealing with them, to any tax, penalty or other cost or liability of any kind; and

                           (ii)     no termination, whether partial or
complete, has occurred with respect to any Employee Plan.

                  (f) Claims for Benefits. Other than claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, no claims, investigations or arbitrations are pending or threatened against any Employee Plan or against the Company, any ERISA Affiliate, any trust or arrangement created under or as part of any Employee Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Employee Plan, and no basis to anticipate any such claim or claims exists.

                  (g) Other. The Company and all ERISA Affiliates have fully complied with all of their obligations under each of the Employee Plans and with all provisions of ERISA and any and all other Laws applicable to the Employee Plans. No written notice has been received by the Company of any claim by any participant in the Employee Plans of any violations of such Laws, and to the Knowledge of the Company, no such claims are pending or threatened.

                  (h) Creation of Obligations By Reason of Sale of the Purchased Assets. Except as set forth on Company Disclosure Schedule 3.9, the execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated by this Agreement and the other Purchase Agreements will not constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, including any obligation to make a payment that would be nondeductible under Code Section 280G or any other Code provision.

                  (i) No Multi-Employer Plans. Except as set forth on Company Disclosure Schedule 3.9, none of the Employee Plans is a Multi-Employer Plan, and neither the Company nor any ERISA Affiliate has any liability, joint or otherwise, for any withdrawal liability (potential, contingent or otherwise) under ERISA Title IV for a complete or partial withdrawal from any Multi-Employer Plan.

         3.10 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Company Disclosure Schedule 3.10, the Company holds all licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of its business ("LICENSES"). No proceeding is pending or to the Knowledge of the Company threatened seeking the revocation or suspension of any License. Except as set forth on Company Disclosure Schedule 3.10, the Company is and has been in compliance in all material respects with all applicable Laws, and the Company has not received any notices of any allegation of any violation by the Company of any Law or License.

         3.11     CERTAIN CONTRACTS.

                  (a) Company Disclosure Schedule 3.11(a) lists the following agreements (collectively, the "MATERIAL CONTRACTS"), including, without limitation, leases, purchase contracts and commitments, to which the Company is a party or by which the Company or any of its material properties or assets is bound:

                           (i)      all agreements involving an annual
commitment or payment by any party thereto of more than $10,000 individually or $25,000 in the aggregate or which have a fixed term extending more than 12 months from the date hereof;

                           (ii)     all joint venture, sales agency, sales
representative or distributorship, broker, franchise, license or similar agreements;

                           (iii)    all leases of real and personal property
that are material to the Company's business and operations;

                           (iv)     all notes, bonds, mortgages, security
agreements, guarantees and other agreements and instruments for or relating to any lending or borrowing by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business);

                           (v)      all powers of attorney, guarantees,
suretyships or similar agreements;

                           (vi)     all employment agreements; and

                           (vii)    all other agreements to which the Company
is a party and (1) which are material to the Business or the Purchased Assets,
(2) another party to such agreement is or was an officer, director or 5% or greater shareholder of the Company or any of its affiliates, or (3) the breach of or default under which could have a Material Adverse Effect on the Business or the Purchased Assets.

                  (b) Except as set forth on Company Disclosure Schedule 3.11(b), each of the Material Contracts is valid, binding and enforceable on the Company, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms, and the Company has provided a true and complete copy of each Material Contract to Purchaser.

                  (c) Except as disclosed in Company Disclosure Schedule 3.11(c), (i) neither the Company, nor to the Knowledge of the Company, any other party thereto, is in default under any of the Material Contracts or any other agreement to which the Company is a party or to which its properties are bound; (ii) to the Company's Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract or other such agreement or to otherwise claim or collect damages the impact of which would have a Material Adverse Effect on the Company; and (iii) the continuation, validity and effectiveness of all such Material Contracts and agreements under the current terms thereof and the current rights and obligations of the Company thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement or the other Purchase Agreements.

         3.12     PROPERTIES AND INSURANCE.

                  (a) Except as disclosed in Company Disclosure Schedule 3.12(a), the Company has good and marketable title to all of the Purchased Assets, whether tangible or intangible, subject to no Encumbrances except statutory liens for amounts not yet due or which are being contested in good faith (and which have been disclosed on Company Disclosure Schedule 3.12(a) (the "PERMITTED ENCUMBRANCES").

                  (b) Company Disclosure Schedule 3.12(b) contains a list of all of the items of personal property included among the Purchased Assets. No item of real property is included among the Purchased Assets. Complete and correct copies of each lease listed on Company Disclosure Schedule 3.12(b) and any amendments, extensions, and renewals thereof have been furnished to Purchaser. Each of the leases described on Company Disclosure Schedule 3.12(b) is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults. Except as described on Company Disclosure Schedules 3.3(a), 3.12(a) or 3.12(b), all such leases are fully assignable to Purchaser without the consent of any third party. No rights of the Company under such leases have been assigned or otherwise transferred as security for any obligation of the Company.

                  (c) The Purchased Assets and the Business are currently insured under various policies of general liability and other forms of insurance, which are set forth on Company Disclosure Schedule 3.12(c), and which policies are in amounts adequate in the reasonable judgment of the Company to protect the Business from significant loss. All such policies are in force and effect with premiums thereon timely paid and no act or failure to act has accrued which caused or may cause any such policy to be canceled or terminated. Since December 5, 1996, all insurance policies covering liability maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies. The Company has not been refused any insurance with respect to the Purchased Assets or the Business by any insurance carrier to which it has applied for insurance.

                  (d) No person other than the Company is currently entitled to possession of any of the Purchased Assets, whether owned or leased by the Company.

         3.13     ENVIRONMENTAL MATTERS.

                  (a) The operations of the Company comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("ENVIRONMENTAL LAWS").

                  (b) The Company has obtained all environmental, health and safety licenses and other authorizations necessary for the operation of the Business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all material respects with all terms and conditions thereof.

                  (c) The Company has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that the Company is or may be liable to any person or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, any state superfund law or any Environmental Law, and to the Company's Knowledge there is no past or present action, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person or entity or for any such cleanup costs.

         3.14     INTELLECTUAL PROPERTY.

                  (a) Background. The Company develops, markets and licenses certain proprietary application software products and systems to its customers (the "SOFTWARE PROGRAMS"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "DOCUMENTATION"). The Software Programs and the Documentation are collectively referred to as the "SOFTWARE." The Software Programs are listed on Company Disclosure Schedule 3.14(a).

                  (b)      Ownership. Except as set forth in Company Disclosure
Schedule 3.14(b), the Company owns all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of the Business. Company Disclosure Schedule 3.14(b) sets forth all domestic and foreign patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

                  (c) Procedures for Copyright Protection. Company Disclosure Schedule 3.14(c) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

                  (d) Procedures for Trade Secret Protection. The Company has never disclosed source code for any of the Software to a third party other than the persons identified in Company Disclosure Schedule 3.14(d), each of which has executed an appropriate nondisclosure agreement in favor of the Company. The Company discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. Except as described in Company Disclosure Schedule 3.14(d), each current employee of the Company and each former employee of the Company has executed and delivered to the Company an employment or other agreement containing provisions for the protection of trade secrets and confidential information of the Company and the absolute ownership by the Company of all work resulting from the performance of services by such employee. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence and the Company has not taken (nor has it failed to take) any action which would be reasonably likely to result in such source code and system documentation not being protectable as a trade secret under applicable Laws.

                  (e) Ownership of Software. Except as set forth in Company Disclosure Schedule 3.14(e), all persons who have contributed to or participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company or of Card Plus Consultants, Inc. ("CPC"), hired to prepare such works within the scope of employment. Together with CPC, as more specifically set forth in the Software Ownership Agreement by and among Purchaser, the Company and CPC, the Company has all ownership interests in the Software.

                  (f) Absence of Claims. Except as set forth in Company Disclosure Schedule 3.14(f), no claims have been asserted by any person to rights in the Software, and to the Knowledge of the Company, no valid basis for any such claim exists. The use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other Laws that protect intellectual property rights). The use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in Company Disclosure Schedule 3.14(a) does not infringe the rights of any person, and the Company has not received a claim asserting that the use by the Company of any of the foregoing infringes the rights of any person. The Company has not received notice of any claim asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person or has disclosed any proprietary information of such person to the Company or any third party.

         3.15 ADEQUACY OF TECHNICAL DOCUMENTATION. The Software includes the source code, system documentation and schematics for all Software Programs, as well as all programmer comments for documentation and pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes the programs (including compilers), workbenches, tools and higher level language, if any, used for the development, maintenance and implementation of the Software Programs.

         3.16 THIRD-PARTY COMPONENTS IN SOFTWARE. The Company has validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Company Disclosure Schedule 3.16, subject to no further license fee, royalty or other payment obligations not identified in Company Disclosure Schedule 3.16, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

         3.17 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE. The Company has not granted, transferred or assigned any right or interest in the Software to any person except pursuant to the contracts identified on Company Disclosure Schedule 3.17. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Company Disclosure
Schedule 3.17.

         3.18 ABSENCE OF CERTAIN AGREEMENTS AND PRACTICES. Neither the Shareholders, the Company, its directors, officers or employees, nor to the Company's Knowledge, its agents, affiliates, nor any other person acting on behalf of the Company, has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the Business, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable Laws in connection with the Business or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the Business.

         3.19 MAJOR VENDORS AND CUSTOMERS. Company Disclosure Schedule 3.19 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $25,000 during calendar year 1999.

         3.20 ACCOUNTS RECEIVABLE. Company Disclosure Schedule 3.20 sets forth the accounts receivable of the Company as of December 31, 1999, as reflected in the Company Financial Statements as of that date, and the accounts receivable of the Company as of June 30, 2000, together with an aging of these accounts. These accounts receivable, and all accounts receivable of the Company created after June 30, 2000 represent receivables due for goods sold and services rendered in the ordinary course of business and are collectible at the recorded amounts thereof, except to the extent reserves therefor have been made on the Company Financial Statements.

         3.21 BULK SALES LAWS. No bulk sales law is applicable to the transactions contemplated by this Agreement.

         3.22 COMBINATIONS INVOLVING THE COMPANY. All mergers, consolidations or other business combinations involving the Company and all liquidations, purchases of stock or assets or other transactions by which the Company acquired or disposed of any of its business, property or securities were conducted in compliance with applicable charter documents, Bylaws, any other applicable agreements, instruments and documents and applicable Laws.

         3.23     LABOR RELATIONS. Except as disclosed on Company Disclosure
Schedule 3.23, the Company is in material compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge against the Company pending before the United States Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's Knowledge, threatened against or involving or affecting the Company, and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on the Company. Except for any Material Contract disclosed pursuant to Section 3.11, the Company is not a party to or bound by any agreement, arrangement or understanding with any employee or consultant that cannot be terminated on notice of ninety (90) or fewer days without liability to the Company or that entitles such employee or consultant to receive any salary continuation or severance payment or retain any specified position with the Company.

         3.24     YEAR 2000 MATTERS. Except as provided on Company Disclosure
Schedule 3.24, the Software and the Company's internal systems and software and the network connections it maintains are each "MILLENNIUM COMPLIANT." For purposes of this Agreement, "Millennium Compliant" means: (a) the functions, calculations, and other computing processes of the Software (collectively, "PROCESSES") perform as designed regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Software, whether or not the dates include leap years; (b) the Software can accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, as designed and in a materially accurate manner, regardless of the dates used or format of the date input; (c) the Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Software; (d) the Software accepts and responds to four digit year date input in a manner that resolves any material ambiguities as to the century in an accurate manner; and (e) the Software displays, prints and provides electronic output of date information in ways that are unambiguous as to the determination of the century.

         3.25 ASSIGNMENT PROVISIONS. Company Disclosure Schedule 3.25 contains a true and complete list of all agreements in effect to which the Company is a party and which contain any provisions which become effective or are accelerated or contingent upon a sale of assets by the Company or otherwise require any payment or performance by the Company or any officer, director or shareholder thereof, now or in the future, in connection with or as a result of any of the transactions contemplated by this Agreement or any of the other Purchase Agreements. Copies of such agreements have been previously provided to Purchaser or Netzee.

         3.26 NECESSARY PROPERTIES. All properties and assets occupied by, used in or necessary to the conduct of the Business, other than the Retained Assets, are included in the Purchased Assets and are being sold, transferred, assigned and conveyed by the Company to Purchaser pursuant to this Agreement. The Purchaser's ability to use the Purchased Assets in the conduct of the Business will not be prohibited or otherwise impaired by the consummation of the transactions contemplated in this Agreement or the other Purchase Agreements.

         3.27 SECURITIES ACT COMPLIANCE. The Company and each Shareholder acknowledge that none of the shares of Netzee Common Stock to be delivered to the Company (or to any

Shareholder as a result of the Liquidation) pursuant to this Agreement will, at the time of delivery, be registered under the Securities Act or any State Acts (collectively the "SECURITIES LAWS"). The Company and each Shareholder represent and warrant that it or he is acquiring shares of Netzee Common Stock for investment, and not with a view toward, or for resale in connection with, a distribution of Netzee Common Stock. The Company and each Shareholder acknowledge that Netzee Common Stock may not be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed except (i) pursuant to an effective registration statement covering Netzee Common Stock under the Securities Laws, or (ii) pursuant to an exemption from the registration requirements of the Securities Laws.

         3.28 ACCESS TO INFORMATION. The Company and each Shareholder have had access to Netzee's SEC Filings and have otherwise had access to sufficient information about Netzee upon which to analyze the transactions contemplated by this Agreement. The Company and each Shareholder have been given the opportunity to ask questions and receive answers from the officers of Netzee concerning the terms and conditions of the transactions contemplated by this Agreement and the business and financial condition of Netzee. The Company and each Shareholder have had the opportunity to obtain any additional information it deems necessary to verify the accuracy and completeness of information provided by Netzee in connection with this Agreement and the transactions contemplated hereby.

         3.29 EXPERIENCE; INVESTMENT. The Company and each Shareholder have such knowledge and experience in financial and business matters as to enable the Company and each Shareholder (a) to utilize the information made available to the Company and each Shareholder in connection with the transactions contemplated by this Agreement and the other Purchase Agreements, (b) to evaluate the merits and risks associated with the acquisition of Netzee Common Stock pursuant hereto, and (c) to make an informed decision with respect thereto. The Company and each Shareholder have such business and financial experience such that Purchaser and Netzee could reasonably assume the Company and each Shareholder have the capacity to protect its or his own interests in connection with the offer, sale and issuance of Netzee Common Stock. The Company and each Shareholder are financially capable of bearing the risk of loss of any and all consideration surrendered in exchange for the Netzee Common Stock, and acknowledge that an investment in Netzee Common Stock involves a high degree of risk, including a possible total loss of investment, and that the market price of Netzee Common Stock on the Closing Date may not be indicative of its future value. The Company and each Shareholder represent that it or he or she is an "ACCREDITED INVESTOR" within the meaning of Regulation D ("REGULATION D") promulgated by the Commission under the Securities Act. The Company and each Shareholder understand that the officers, directors, attorneys and other advisors of Purchaser and Netzee will rely upon the representations and warranties made by the Company and each Shareholder in this Agreement in order to establish any necessary exemption from the registration provisions of the Securities Laws.

         3.30 TAX ADVICE. The Company and each Shareholder have reviewed with its tax advisors the United States federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and the other Purchase Agreements. The Company and each Shareholder are relying solely on such advisors and not on any statements or representations of

Purchaser or any of its agents, and understands that it (and not Purchaser or any other person or entity) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement and the other Purchase Agreements.

         3.31 DISCLOSURE. No representation, warranty or statement made by the Company or any Shareholder in this Agreement, the other Purchase Agreements or in any document or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. The Company and each Shareholder have completely and accurately responded in all material respects to all diligence inquiries made by Purchaser and its officers, directors, attorneys, accountants and other representatives in connection with this Agreement and the other Purchase Agreements and have disclosed all material facts (and have not omitted any material facts) known or reasonably available that are reasonably necessary in order to make the Company's and each Shareholder's responses to such inquiries, in light of the circumstances in which such responses were made, not misleading.

         3.32 APPROVAL OF SHAREHOLDERS. The Board of Directors of the Company has caused copies of this Agreement an d whatever supplemental information Purchaser reasonably requested to be distributed to the shareholders of the Company. All of the shareholders of the Company have executed and delivered a unanimous written consent in lieu of a shareholders' meeting in accordance with the Company's Articles of Incorporation, its Bylaws and all applicable Laws, which unanimous written consent includes resolutions of all of the shareholders of the Company approving (i) this Agreement, (ii) the other Purchase Agreements, (iii) all of the transactions contemplated hereby and thereby and (iv) the liquidation of the Company in accordance with this Agreement (the "LIQUIDATION").

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                            THE PURCHASER AND NETZEE

         To induce the Company to enter into this Agreement and the other Purchase Agreements, the Purchaser and Netzee hereby jointly and severally represent and warrant to the Company as follows:

         4.1 CORPORATE ORGANIZATION. Each of Purchaser and Netzee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Each of Purchaser and Netzee has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

         4.2 CAPITALIZATION. The authorized capital stock of Netzee consists of 70,000,000 shares of common stock, without par value (the "NETZEE COMMON STOCK"), 21,708,083 shares of which were issued and outstanding as of July 17, 2000 and 5,000,000 shares of preferred stock, 500,000 shares of which were issued and outstanding and designated "Series A 8% Convertible Preferred Stock" as of July 17, 2000. The Netzee Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

         4.3      AUTHORITY; NO VIOLATION.

                  (a) Except for filings of Form D and other notices related to the issuance of securities by Netzee, and the Nasdaq notification of listing of additional shares of Netzee Common Stock, and except as identified on Purchaser Disclosure Schedule 4.3(a), no Authorizations are necessary on behalf of Purchaser or Netzee in connection with (i) the execution and delivery by Purchaser or Netzee of this Agreement and the other Purchase Agreements,
(ii) the consummation by Purchaser or Netzee of the transactions contemplated hereby and thereby and (iii) the performance of Purchaser's and Netzee's obligations under this Agreement and the other Purchase Agreements. Each of Purchaser and Netzee has the full corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and the consummation by Purchaser and Netzee of the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Purchaser and Netzee in accordance with the Articles of Incorporation and Bylaws of the Purchaser and Netzee and applicable Laws. No other corporate proceedings on the part of Purchaser or Netzee are necessary to consummate the transactions so contemplated. This Agreement and the other Purchase Agreements have been duly and validly executed and delivered by Purchaser and Netzee and constitute the valid and binding obligation of Purchaser and Netzee enforceable against Purchaser and Netzee in accordance with its terms, except to the extent that the availability of the remedy of specific performance may be limited by equitable principles.

                  (b) Neither the execution and delivery of this Agreement and the other Purchase Agreement to which it is a party by each of Purchaser or Netzee, nor the consummation by Purchaser or Netzee of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Purchaser or Netzee with any of the terms or provisions hereof and thereof, will (i) violate any provision of Purchaser's or Netzee's Articles of Incorporation or Bylaws, or (ii) violate any Laws applicable to Purchaser or Netzee any of its properties or assets.

         4.4 BROKER'S AND OTHER FEES. Neither Purchaser nor Netzee has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         4.5 LEGAL PROCEEDINGS. No litigation is pending or, to the Knowledge of Purchaser or Netzee, threatened against or affecting Purchaser or Netzee in connection with any of the transactions contemplated by this Agreement or the other Purchase Agreements to which Purchaser or Netzee is a party which may affect Purchaser's or Netzee's ability to perform its obligations hereunder or thereunder. There is presently no outstanding judgment, decree or order of any Governmental Authority against or affecting Purchaser or Netzee in connection with the transactions contemplated by this Agreement or the other Purchase Agreements to which Purchaser or Netzee is a party.

         4.6 SEC REPORTS. Netzee is a "reporting issuer" and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Netzee has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the "SEC FILINGS"). None of the reports contained in such SEC Filings, as of their respective dates (or if amended or superseded by subsequent filing, on the dates of such filings), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The financial statements of Netzee contained in such SEC Filings and reports were prepared in accordance with GAAP consistently applied through the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and present fairly, in all material respects, the financial condition of Netzee as of the indicated dates and the results of operations of Netzee for the indicated periods.

         4.7 NO MATERIAL ADVERSE CHANGE. Since the date of Netzee's most recent SEC Filings, other than as disclosed by Netzee in such SEC Filings, in press releases of Netzee disseminated to major new wire services or the Nasdaq, or in this Agreement, there has been no material adverse change in the business, financial condition or results of operations of Netzee.

         4.8 DISCLOSURE. No representation, warranty or statement made by Purchaser or Netzee in this Agreement, the other Purchase Agreements or in any document or certificate furnished to the Company pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE 5
                    COVENANTS AND AGREEMENTS OF THE PARTIES

         5.1 CONDUCT OF BUSINESS. From the date hereof to the Closing Date, the Company and the Shareholders shall conduct the Business only in the ordinary course and consistent with past practice, except for transactions permitted hereunder or with the prior written consent of Purchaser. Without limiting the generality of the foregoing, the Company and the Shareholders shall use all commercially reasonable efforts to:

                  (a) maintain its existence and status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business;

                  (b) maintain all of the tangible Purchased Assets in good operating condition, ordinary wear and tear excepted, and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

                  (c) continue performance in the ordinary course of its obligations under its contracts and agreements;

                  (d) preserve its business organization intact, use all commercially reasonable efforts to keep available its present officers and employees and preserve its present relationships with suppliers, customers and others having business relationships with it; and

                  (e) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business.

         5.2 NEGATIVE COVENANTS. From the date hereof to the Closing Date, except as otherwise approved by Purchaser in writing, or as permitted or required by this Agreement, the Company and the Shareholders will not:

                  (a) change any provision of its Articles of Incorporation or Bylaws;

                  (b) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except for (A) employee increases in the ordinary course of business and consistent with past practices and policies and (B) bonuses in amounts that do not result in a material variance from the amounts reserved for such payments through the date of the most recent balance sheet included in the Company Financial Statements.

                  (c) sell or dispose of any Purchased Assets other than in the ordinary course of business consistent with past practices;

                  (d) make any capital expenditures outside the ordinary course of business;

                  (e) acquire in any manner whatsoever any business or entity;

                  (f) make any change in its accounting methods or practices;

                  (g) incur, create, assume or guarantee any Liabilities except in the ordinary course of business and as would not be material.

                  (h) pay, discharge or satisfy any Liabilities, other than by payment, discharge or satisfaction in the ordinary course of business;

                  (i) permit or allow any of the Purchased Assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for Permitted Encumbrances;

                  (j) declare, file or permit to be filed any voluntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to the Company;

                  (k) fail to perform its obligations under any Material Contract (except those being contested in good faith) or enter into, assume or amend any agreement that would be a Material Contract other than agreements to provide services entered into in the ordinary course of business;

                  (l) take any action that results in (A) a Material Adverse Effect on the Company or (B) any of its representations and warranties contained in Article 3 not being true and correct in any material respect at the Closing Date, or that would cause any of the conditions to the Closing not to be satisfied; or

                  (m) directly or indirectly agree to do any of the foregoing.

         5.3 NO SOLICITATION. From the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms:

                  (a) neither any of the Shareholders, the Company nor any of its present or future Subsidiaries or other affiliates, nor any of its or their directors, officers, shareholders, employees, representatives or other agents (together with the Company, collectively, the "COMPANY AFFILIATES") shall, directly or indirectly, (i) enter into any agreement (or agree to do so), or solicit, initiate or knowingly encourage the invitation of inquiries or proposals or offers from any person (other than Purchaser or its directors, officers, employees, representatives and agents) concerning: (A) any sale of assets or transfer of liabilities of any of the Company Affiliates (other than any such sale or transfer in the ordinary course of business); (B) any issuance, purchase or sale of capital stock or debt or other securities of any of the Company Affiliates; or (C) any merger, consolidation, restructuring, recapitalization or other significant transaction involving any of the Company Affiliates; or (ii) provide any confidential information to, participate in discussions or negotiations relating to any such transaction with, or otherwise cooperate with or assist or participate in any effort to take such action by any person or entity (other than Purchaser or its directors, officers, shareholders, employees, representatives and agents). The Company shall immediately advise Purchaser if any such inquiry, offer or proposal is made or received by any of the Company Affiliates;

                  (b) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Company will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.3; and

                  (c) will notify Purchaser immediately of the identity of any potential acquiror and the terms of any proposal or offer (including, without limitation, any proposal or offer to any of the shareholders of the Company) with respect to a proposed or potential merger, acquisition, consolidation, business combination, transfer or similar transaction involving, or any purchase of all or any significant portion of the assets, equity securities of or rights with respect to any assets or securities of, the Company whether or not permitted by this Section 5.3.

         5.4 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms:

                  (a) Upon the reasonable request of Purchaser, the Company will cause one or more of the Company's representatives to confer with representatives of Purchaser regarding its business, operations, properties, assets and financial condition; each of the Parties will cause one or more of its representatives to confer with representatives of the other Party regarding matters relating to the completion of the transactions contemplated herein; and

                  (b) Each of the Parties will notify the other Party as soon as practicable after any determination or discovery by it of any fact or circumstance relating to the other Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of the other Party or which has or is reasonably likely to have a Material Adverse Effect on either Purchaser, the Business or the Purchased Assets.

         5.5      ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

                  (a) The Company shall permit Purchaser and its representatives reasonable access to its properties and shall disclose and make available to Purchaser and its representatives all books, papers and records and information relating to it, its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other records and information in which Purchaser and its representatives may have a reasonable interest; provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unnecessarily with the normal business operations of the Company.

                  (b) For a period of four years from the date hereof, all information (whether written or oral and whether received before or after the date this Agreement is signed) provided by any Party to any other Party in connection with the transactions contemplated by this Agreement (the "Confidential Information") will be treated as confidential and will not be disclosed by the recipient to any third party unless the disclosing Party reasonably believes that such disclosure is required by applicable law, rule, regulation or court process or as may be necessary or appropriate in connection with the enforcement of this Agreement. However, the term "Confidential Information" shall not include any information (i) that was already in the recipient's possession prior to the date hereof, (ii) that was then generally known to the public or (iii) that has been made generally available to the public after the date hereof other than through a breach of this provision by the recipient.

         5.6      REGULATORY MATTERS; CONSENTS; COOPERATION, ETC.

                  (a) Each of the Parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

                  (b) As soon as practicable following the date hereof, but in any event prior to the completion of the Liquidation, each of the Parties will use its commercially reasonable efforts to obtain all consents, waivers and other Authorizations under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained by such Party in connection with the consummation of the transactions contemplated hereby, including without limitation the agreements, contracts and leases set forth on Company Disclosure Schedule 3.3(a).

                  (c) Effective as of the Closing Date, the Company shall cause all mail and other communications, moneys, checks and other instruments of payment relating to the Purchased Assets, the Assumed Liabilities or the Business, to be delivered by it or forwarded to such mailing address as Purchaser shall provide to the Company, or, if no such address has been provided, to Purchaser in accordance with the provisions of Section 10.2(a). The Company hereby authorizes Purchaser from and after the Closing Date to receive and open all mail and other communications relating to the Business received by Purchaser, and to act with respect to such communications in such manner as Purchaser may elect if such communications related to the Purchased Assets, the Assumed Liabilities or the Business, or, if such communications do not so relate, to forward the same promptly to the Company in accordance with the provisions of Section 10.2(b).

                  (d) Effective immediately after the Closing Date, Purchaser and Netzee, and their designees, shall have the right to use the invoices, logos, artwork and other similar printed materials bearing or including the name "Card Plus" in connection with the operation of the Purchased Assets and the Business, in such manner as to be determined in Purchaser's and Netzee's sole discretion.

         5.7 PARTIES' EFFORTS; FURTHER ASSURANCES. Subject to the other provisions in this Agreement, the Parties shall in good faith perform their obligations under this Agreement and the other Purchase Agreements before, at and after the Closing Date, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and the other Purchase Agreements and to cause the transactions contemplated by this Agreement and the other Purchase Agreement to be carried out promptly in accordance with the terms hereof and thereof shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement and the other Purchase Agreements. Upon the execution of this Agreement and thereafter, each Party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement and the other Purchase Agreements. Further, Netzee and Purchaser agree to pay the Company the expenses of the Company incurred from July 1, 2000 up to and including the Closing Date set forth on Schedule 5.7 in a commercially reasonable manner.

         5.8 PUBLIC ANNOUNCEMENTS. Neither the Company nor any Shareholder shall make any public announcement regarding any aspect of this Agreement without Netzee's prior written consent. Nothing in this Section 5.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by Law or Governmental Authority.

         5.9 SALES TAX. The Company shall be responsible for paying any sales, use, transfer or other Tax arising out of the transactions contemplated by this Agreement.

         5.10 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, the Company and the Shareholders will promptly notify Purchaser of any inaccuracy in the Company Disclosure Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, no such notification shall be deemed to amend the Company Disclosure Schedules or shall be deemed to be part hereof unless agreed to by the Purchaser.

         5.11 NO TRANSFERS. Except pursuant to the Registration Rights Agreement, with the prior written consent of Purchaser or for transfers by the Company to the Shareholders who are Accredited Investors within the meaning of Regulation D upon the Liquidation (if the transfer to such shareholders is effected in conformity with the Securities Laws and applicable Laws, including the Code), neither the Company nor any Shareholder shall transfer, assign, convey or otherwise dispose of any of the Netzee Common Stock or any rights with respect to such stock received pursuant to this Agreement for a period of 12 months commencing upon the date of receipt of such Netzee Common Stock.

         5.12 CUSTOMER CONTACTS. The Company shall permit Purchaser to conduct a survey or otherwise inquire of certain or all of the Company's key customers, as selected by Purchaser, regarding the relationship between such customer and the Company and the impact of a change in control on such relationship. The Company shall assist Purchaser in making such survey or inquiries and shall have the right to have a representative of its choice participate therein.

         5.13 ADDITIONAL FINANCIAL STATEMENTS. As soon as practicable after the end of every month (but in no event later than the twentieth day of the following month) beginning with the month in which this Agreement is signed, the Company will deliver to Purchaser an unaudited balance sheet of the Company as of the end of such month, and related statements of income, stockholders' equity and cash flows for such month, each certified by an officer of the Company as meeting the standards for financial statements set forth in Section 3.4. Before and after the Closing Date, the Company will cooperate with Netzee in the timely preparation of financial statements of the Company and pro forma financial statements that meet the requirements of the SEC for filing under Form 8-K.

         5.14 WARN. The Company shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act ("WARN") as a result of the transactions contemplated by this Agreement, both as to layoffs or facility closings ordered prior to or after the Closing Date.

         5.15 BROKER FEES. Each Party shall be responsible for the payment of any fees, commissions, or other expenses incurred by or owed to any broker or representative hired or retained by such Party.

         5.16 DISSOLUTION AND LIQUIDATION OF THE COMPANY. Upon receipt of approval from the Board of Directors and shareholders of the Company for the Liquidation, the Company shall liquidate and distribute the Purchase Price and Retained Assets no later than 60 days after the Closing Date.

         5.17 NON-ACCREDITED INVESTORS. Prior to the Closing Date, the Company or the Shareholders will purchase or will cause to be purchased by other Accredited Investors, the Company Common Stock owned by any non-Accredited Investors after providing such non-Accredited Investors with appropriate information reasonably satisfactory in form and substance to Purchaser.

         5.18 COMPLIANCE. The Company covenants and agrees that all transactions with respect to the Company's securities have been and shall be, through the date of Liquidation, conducted in all respects in accordance with the Securities Laws and applicable Law.

         5.19     MEDINTERFACE SERVICES.

                  (a) Purchaser shall provide a reasonable number of software development and consulting personnel that were employed by the Company immediately prior to the Closing Date to complete up to $10,000 of work for Medinterface based upon Purchaser's standard hourly rates for such personnel. Purchaser shall provide such personnel at mutually convenient times and without charge, except that Purchaser shall be reimbursed by Medinterface for reasonable out-of-pocket expenses incurred in connection with such services.

                  (b) Purchaser shall make available for use for such work by such personnel, without charge, one of the servers that Purchaser is acquiring from the Company, at times mutually agreed upon and consistent with Purchaser's use thereof; provided, however, that nothing in this Agreement will require Netzee or Purchaser to cause any such employee's employment to be continued for any specific period.

         5.20 COMPANY PHANTOM STOCK UNITS. As of the Closing, Netzee shall issue non-qualified stock options (the "NETZEE STOCK OPTIONS") under the Netzee, Inc. 1999 Stock Option and Incentive Plan (the "PLAN") in the amounts and to each of the persons set forth on Schedule 5.20, as holders of certain phantom stock units of the Company (the "PHANTOM STOCK UNITS"), if they have agreed pursuant to an agreement substantially in the form of Exhibit J to surrender their Phantom Stock Units in exchange for the Netzee Stock Options as set forth on Schedule 5.20 and if they have agreed to be employees of Netzee or Purchaser on the Closing Date. To receive such Netzee Stock Options, each holder of Phantom Stock Units must also execute and deliver a stock option agreement substantially in the form of Exhibit K.

         5.21 RESERVATION OF EMPLOYEE STOCK OPTIONS. As of the Closing Date, Netzee shall issue options to purchase in the aggregate up to 150,000 shares of Netzee Common Stock to each of the persons and in the amounts set forth on
Schedule 5.21; provided, however, that no option shall be granted to any person who is not an employee or consultant of Netzee or Purchaser on the Closing Date. Each recipient listed on Schedule 5.21 shall execute an option agreement in such form as is customarily used by Netzee for the grant of options under the Plan, which shall reflect all of the terms and conditions for such options as specified on Schedule 5.21.

         5.22 PROVISIONS REGARDING COMPANY EMPLOYEES. With respect to the employees of the Company who shall continue to be employed by Netzee or Purchaser after the Closing Date, Netzee or Purchaser, as the case may be, shall:

                  (a)      pay each such employee the hourly rate set forth on
Schedule 5.22(a);

                  (b) permit each employee to participate in Netzee's or Purchaser's employee benefit plans and programs from time to time in effect and on such terms and conditions as provided by such plans and programs, and Netzee shall give each such employee full credit for service with the Company for purposes of their eligibility to participate in and the payment of benefits under such benefit plans, subject in each case to the terms of the plans; and

                  (c) continue to provide three weeks' of paid vacation per year to each former employee of the Company who, as of the Closing Date, was entitled to receive three weeks' of paid vacation per year.

         5.23     PROVISIONS REGARDING COMPANY CLAIMS.

                  (a) Response to Company Claims. The Company and each of the Shareholders agree to use all commercially reasonable efforts to respond promptly to any and all demands, claims, letters, correspondence and other communications received regarding or in connection with the matters set forth on Company Disclosure Schedule 3.7.

                  (b) Documentation. The Company and each of the Shareholders agree to forward or cause to be forwarded promptly to Netzee and Purchaser (with a copy to Netzee's legal counsel) copies of all such demands, claims, letters, correspondence and other communications received by the Company or any of the Shareholders (or their legal counsel) or delivered by the Company or any of the Shareholders (or their legal counsel) to any third party.

                  (c) Claim Status Reports. Beginning in August 2000 and ending on the first to occur of (i) the expiration of the Claims Period or (ii) the execution and delivery of a settlement agreement with respect to all of the matters set forth on Company Disclosure Schedule 3.7, the Company and each of the Shareholders agree to provide to Netzee and

Purchaser, on or before the tenth (10th) day of each month, a detailed written summary of all matters pertaining to the resolution of the matters referenced on Company Disclosure Schedule 3.7.

                                   ARTICLE 6
                               CLOSING CONDITIONS

         6.1 CONDITIONS TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT. The obligations of Purchaser under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

                  (a) Authorizations and Regulatory Filings. All necessary Authorizations of Governmental Authorities and third parties required to be obtained by the Company to consummate the transactions contemplated by this Agreement and the other Purchase Agreements shall have been obtained. All conditions required to be satisfied by the Company prior to the Closing Date by the terms of such Authorizations shall have been satisfied and all statutory waiting periods in respect thereof shall have expired.

                  (b) Suits and Proceedings. The consummation of the transactions contemplated by this Agreement and other Purchase Agreements will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to the Company or its officers and directors. No suit or proceeding shall have been instituted by any person, or, to the Knowledge of Purchaser, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any material respect the right of Purchaser to acquire any of the Purchased Assets, or (ii) to subject the Company or its directors or officers to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

                  (c) Representations and Warranties; Covenants and Agreements. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct as of the date hereof and shall also be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which are confined to a particular date shall speak only as of such date, and the Company and the Shareholders shall have performed the agreements, covenants and obligations to be performed by it at or prior to the Closing Date.

                  (d) Shareholder Approval. The shareholders of the Company shall have unanimously approved the transactions contemplated by this Agreement and each of the other Purchase Agreements in accordance with applicable Law. None of the outstanding shares of Company Common Stock immediately prior to the Closing shall be owned by shareholders of the Company who have exercised dissenters' rights of appraisal pursuant to applicable Law.

                  (e) Opinion of Counsel. Purchaser and Netzee shall have received an opinion of counsel to the Company and the Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and Netzee, covering the matters set forth on Exhibit A.

                  (f) Certificates. The Company shall have furnished Purchaser with such certificates of the Company and its authorized officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article 6 and otherwise to consummate the transactions contemplated pursuant to this Agreement and the other Purchase Agreements as Purchaser may reasonably request, including certificates in substantially the form attached hereto as Exhibit B-1 and Exhibit B-2.

                  (g) Noncompetition, Nonsolicitation, Confidentiality and Employment Agreements. The Company and the Shareholders shall each have executed and delivered to Purchaser a Noncompetition, Nonsolicitation and Confidentiality Agreement substantially in the form attached hereto as Exhibit C, and each of Kenneth G. Ambellan and Robert W. Boylston, Jr. shall have executed and delivered an employment agreement (the "EMPLOYMENT AGREEMENT") with Purchaser or Netzee in form and substance satisfactory to Purchaser or Netzee, as the case may be, and each such individual.

                  (h) Assignment of Work Product Agreements. The Company shall have delivered to Purchaser an Assignment of Work Product Agreement in substantially the form attached hereto as Exhibit D or standard form previously used by the Company and reasonably acceptable to Purchaser, signed by all persons who have developed, modified or otherwise had access to the source code for the Software.

                  (i) No Material Adverse Effect on the Company. No event shall have occurred and no fact or circumstance shall have arisen which has had a Material Adverse Effect on the Business or the Purchased Assets.

                  (j) No Interest in Software. The Company shall have eliminated or provided for the elimination of any and all claims to ownership, access, copies, source code and license and royalty interests in all Software and systems associated with the Company's Software, each of which shall be satisfactory to Purchaser and its counsel in all respects

                  (k) Escrow Agreement. The Company shall have executed and delivered to Purchaser the Escrow Agreement in substantially the form attached hereto as Exhibit E and with such modifications reasonably requested by the Escrow Agent.

                  (l) Cancellation of Debt. Except for the debt obligations of the Company assumed by Purchaser pursuant to Schedule 1.3, the Company shall have eliminated the remaining debt of the Company to the reasonable satisfaction of Purchaser.

                  (m) Bill of Sale; Conveyance Documents. The Company shall have executed and delivered to Purchaser bills of sale and such other instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization as will, in the opinion of

Purchaser, vest in Purchaser all right, title and interest (which title and interest shall be good and marketable) in and to the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances.

                  (n) Assignment and Assumption Agreement. The Company shall have executed and delivered to Purchaser assignment and assumption agreements in substantially form attached hereto as Exhibit F whereby Purchaser shall assume certain liabilities and obligations related to the Business.

                  (o) Due Diligence. Purchaser shall have completed its due diligence review of the Company to its sole and absolute discretion and satisfaction.

                  (p) Accredited Investors. Immediately prior to the Closing Date, all the outstanding shares of Company Common Stock shall be owned by Accredited Investors.

                  (q) Retention of Employees. Immediately prior to the Closing Date, the Company shall have retained all of the employees who performed programming or software consulting services for the Company and who were employed by the Company as of July 17, 2000.

                  (r) Software Ownership Agreement. Each of the Company and CPC shall have executed and delivered to Purchaser the Software Ownership Agreement described in Section 3.14(e).

                  (s) Other. The Company shall have executed and delivered to Purchaser or obtained and delivered to Purchaser such other documents as may be reasonably requested by Purchaser to effect the transactions contemplated by this Agreement.

         6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS UNDER THIS AGREEMENT. The obligations of the Company and the Shareholders under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

                  (a) Authorizations and Regulatory Filings. All necessary Authorizations of Governmental Authorities required to be obtained by Purchaser and Netzee to consummate the transactions contemplated by this Agreement and the other Purchase Agreements shall have been obtained. All conditions required to be satisfied by Purchaser and Netzee prior to the Closing Date by the terms of such Authorizations shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (b) Suits and Proceedings. The consummation of the transactions contemplated by this Agreement and other Purchase Agreements will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to Purchaser or Netzee, or the officers and directors of Purchaser or Netzee. No suit or proceeding shall have been instituted by any person, or, to the Knowledge of the Company, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any material respect the right of the Company to sell the Purchased Assets, or (ii) to subject the Company or its directors or officers to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

                  (c) Representations and Warranties; Covenants and Agreements. The representations and warranties of Purchaser and Netzee contained in this Agreement shall be true and correct as of the date hereof and shall also be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which are confined to a particular date shall speak only as of such date, and Purchaser and Netzee shall have performed the agreements, covenants and obligations to be performed by it at or prior to the Closing Date.

                  (d) Shareholder Approval. The shareholders of the Company shall have approved the transactions contemplated by this Agreement in accordance with applicable Law.

                  (e) Certificates. Purchaser and Netzee shall have furnished the Company with such certificates of Purchaser and Netzee, and the authorized officers of Purchaser and Netzee, and such other documents to evidence fulfillment of the conditions set forth in this Article 6 and otherwise to consummate the transactions contemplated pursuant to this Agreement as the Company may reasonably request including certificates in substantially the form attached hereto as Exhibit G-1 and Exhibit G-2.

                  (f) Escrow Agreement. Purchaser and Netzee shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit E and with such modifications reasonably requested by the Escrow Agent.

                  (g) Assignment and Assumption Agreement. Purchaser shall have executed and delivered to the Company the Assignment and Assumption Agreement.

                  (h) Purchase Price. Netzee shall have delivered to the Company that portion of the Purchase Price payable at the Closing.

                  (i) Registration Rights Agreement. Netzee shall have executed and delivered to each of the Shareholders a Registration Rights Agreement in the form attached hereto as Exhibit H.

                  (j) Opinion of Counsel. The Company shall have received an opinion of counsel to Netzee and Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set for on Exhibit I.

                  (k) Other. Purchaser and Netzee shall have executed and delivered to the Company and the Shareholders or obtained and delivered to the Company and the Shareholders such other documents as may be reasonably requested by the Company to effect the transactions contemplated by this Agreement.

                                   ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated prior to the Closing Date, whether before or after approval of this Agreement by the Purchaser and the Company as follows:

                  (a) by mutual written consent of Purchaser and the Company;

                  (b) by Purchaser or the Company if the Closing Date shall not have occurred on or prior to August 15, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a willful and material breach of this Agreement;

                  (c) by Purchaser, if there has been a material breach of any representation, warranty, covenant, agreement or obligation of the Company or the Shareholders hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by the Company or the Shareholders of notice in writing from Purchaser specifying the nature of such breach and requesting that it be remedied;

                  (d) by the Company, if there has been a material breach in any representation, warranty, covenant, agreement or obligation of Purchaser hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by Purchaser, of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

                  (e)      by Purchaser if any of the conditions set forth in
Section 6.1 are not satisfied and is no longer capable of being satisfied; or

                  (f)      by the Company if any of the conditions set forth in
Section 6.2 are not satisfied and is no longer capable of being satisfied.

         7.2 EFFECT OF TERMINATION . If any Party terminates and abandons this Agreement pursuant to Section 7.1, this Agreement, other than Section 5.5(b), this Section 7.2, Section 7.3, Article 8, Article 9, and Section 10.1 (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any Party or its officers, directors or shareholders; provided, however, that nothing contained in this
Section 7.2 shall relieve any Party from any liability for any breach of this Agreement.

         7.3 SPECIFIC PERFORMANCE. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event any Party either violates or fails or refuses to perform any covenant made by it herein, the other Party will be without adequate remedy at law. Each

Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it herein, the other Party, so long as it is not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         7.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties hereto; provided, however, that no approval of the Shareholders is necessary except for an amendment which directly affects their obligations under this Agreement as Shareholders and that after the Liquidation, the Company Representative named in Section 1.5(e) shall be substituted for the Company as a Party. The terms of the Earnout Payments may be amended after the Closing Date as set forth in Section 1.5(d)(v).

         7.5 EXTENSION; WAIVER. The Parties may, at any time prior to the Closing Date, (a) extend the time for the performance of any of the obligations or other requirements herein; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any extension or waiver shall be valid only if it is set forth in an instrument in writing signed on behalf of the Party against whom the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by the writing as being waived, extended or modified.

                                   ARTICLE 8
                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS. Subject to the terms of this Article 8, the Company and the Shareholders shall jointly and severally indemnify, defend, save and hold harmless each of Purchaser and Netzee and each of their respective Subsidiaries, predecessors, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "PURCHASER INDEMNIFIED PARTIES"), from and against any claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by the Purchaser Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or the Shareholders in this Agreement or in the other Purchase Agreements;

                  (b) any breach of any representation, warranty, covenant or agreement in a document or certificate delivered by the Company or the Shareholders at the Closing; or

                  (c) in connection with any matter referenced on Company Disclosure Schedule 3.7, including a breach of any of the covenants contained in
Section 5.23.

         8.2      INDEMNIFICATION BY PURCHASER. Subject to the terms of this
Article 8, Purchaser and Netzee shall jointly and severally indemnify, defend, save and hold harmless the Company and the Shareholders from and against any Indemnifiable Damages suffered by the Company or the Shareholders that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants or agreements made by Purchaser or Netzee in this Agreement or in the other Purchase Agreements; or

                  (b) any breach of any representation, warranty, covenant or agreement in a document or certificate delivered by Purchaser or Netzee at the Closing.

         8.3 CLAIMS FOR INDEMNIFICATION. The representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing, and the representations and warranties of the Parties shall remain in full force and effect until the close of business on August 20, 2001 (the "CLAIMS PERIOD"); provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 3.10, 3.12(a), 3.13, 3.14, 3.16, 3.17
and 3.32 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which would preclude assertion of claims for matters existing on or prior to the date of this Agreement. The Party seeking indemnification (the "INDEMNIFIED PARTY") shall give the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") a written notice ("NOTICE OF CLAIM") within sixty (60) days of the discovery of any Indemnifiable Damage in respect of which the right to indemnification contained in this Article 8 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. Any Notice of Claim delivered to the Company shall also be delivered to the Escrow Agent. Any Notice of Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

         8.4      DEFENSE OF CLAIM BY THIRD PARTIES.

                  (a) If any claim is made by a third party against a Party to this Agreement that, if sustained, would give rise to a liability of any other Party (the "LIABLE PARTY") under this Agreement, the Party against whom the claim is made shall promptly cause notice of the claim to be delivered to the Liable Party and shall afford the Liable Party and its counsel, at the Liable Party's sole expense, the opportunity (which must be accepted within twenty (20) days of notice) to join in the defense and settlement of the claim. The failure to provide such notice will not relieve an Indemnifying Party of liability under this Agreement unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure.

                  (b) Neither the Company nor any Shareholder shall effect any compromise or settlement of any third party claim without (1) providing notice of such compromise or settlement and a copy of the compromise or settlement agreement to Netzee and Purchaser (and their legal counsel) and (2) obtaining the prior written consent of Netzee and Purchaser to enter into such compromise or settlement agreement, which consent shall not be withheld if (x) there is no finding or admission of any violation of law or rights of another person by Netzee or Purchaser, or any of their Affiliates or Subsidiaries, (y) the sole relief provided is for costs, damages or expenses that are paid in full by the Company or the Shareholders and neither Netzee nor Purchaser (nor any of their Affiliates or Subsidiaries) shall be obligated to any third party for any costs, damages, judgments, fees, expenses or other liability in any form whatsoever (whether such liability is expressed in the form of monetary, injunctive, equitable, declaratory or other relief) and (z) the compromise or settlement includes, as an unconditional term thereof, the giving by all parties thereto of a general release, in form and substance satisfactory to Netzee in its sole and absolute discretion, of the Purchaser Indemnified Parties from all liability in respect of all such third party claims. Neither Netzee nor Purchaser shall have any liability with respect to any compromise or settlement thereof effected without its consent.

                  (c) Neither Netzee nor Purchaser shall effect any compromise or settlement of any third party claim without (1) providing notice of such compromise or settlement and a copy of the compromise or settlement agreement to the Company and the Shareholders (and their legal counsel) and (2) obtaining the prior written consent of the Company or the Shareholders, which consent shall not be unreasonably withheld. Neither the Company nor any of the Shareholders shall have any liability with respect to any compromise or settlement thereof effected without its consent.

                  (d)      Notwithstanding anything to the contrary in this
Article 8, Netzee or Purchaser agrees to pay up to $50,000 of the Company's or the Shareholders' (as the case may be) legal fees and expenses reasonably incurred to defend any of the claims set forth on Company Disclosure Schedule
3.7. Any payments made by Netzee or Purchaser pursuant to this Section 8.4(d) shall be deemed to be Indemnifiable Damages of Netzee or Purchaser under this Agreement and Netzee and Purchaser shall be indemnified by the Company and the Shareholders pursuant to this Article 8 for all such payments made. The Company and the Shareholders shall forward to Netzee copies of all bills from their legal counsel that reflect expenses covered by this Section 8.4(d). All such payments shall be made by Netzee or Purchaser directly to the Company's or the Shareholders' legal counsel.

         8.5 THIRD PARTY CLAIM ASSISTANCE. From time to time after the Closing, Netzee, Purchaser, the Shareholders and the Company shall provide or cause their appropriate employees or representatives to provide each other with information or data in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a Party may be required to indemnify other Parties under this Agreement. The Party or Parties receiving such information or data shall reimburse the other Parties for all of its reasonable costs and expenses in providing these services, including, without limitation, (i) all out of pocket, travel and similar expenses incurred by their personnel in rendering these services; and (ii) all fees and expenses for services performed by third parties engaged by or at the request of such other Parties.

         8.6 SETTLEMENT OF INDEMNIFICATION CLAIMS. If a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counter-notice, setting forth the basis for disputing such claim, to Purchaser and Netzee, on the one hand, or to the Company and the Shareholders, on the other hand, as the case may be. In the case of the Company or the Shareholders giving counter-notice, such notice must also be given to the Escrow Agent. If such counter-notice is not given to all Parties to which such counter-notice is required to be given within such thirty
(30) day period, or if Purchaser or Netzee, on the one hand, or the Company or the Shareholders, on the other hand, as the case may be, acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 8.7. If, within thirty (30) days after the receipt of counter-notice by Purchaser or Netzee, on the one hand, or the Company or the Shareholders, on the other hand,, as the case may be, the Company and Purchaser shall not have reached agreement as to the claim in question, then the Party or Parties disputing the claim shall satisfy any undisputed amount as specified in
Section 8.7 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three
(3) arbitrators, one selected by each of Purchaser and Netzee, on the one hand, and the Company and the Shareholders, on the other hand, and the third selected by mutual agreement of all the Parties, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified hereunder, the amount shall be satisfied as provided in
Section 8.7. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

         8.7      MANNER OF INDEMNIFICATION.

                  (a) Where the Company and the Shareholders are obligated to indemnify the Purchaser Indemnified Parties under either Section 8.1(a) or
Section 8.1(b) after the Closing Date, such indemnity obligation shall be satisfied first out of (i) up to ten percent (10%) of the shares of Netzee Common Stock delivered by Netzee pursuant to Section 1.5(a)(i) or the proceeds thereof (any shares of Netzee Common Stock shall be valued for this purpose at the Average Price) and (ii) thereafter, by either (A) an offset against the Earnout Payments, if the Earnout Payments have not been made into the Escrow pursuant to Section 1.5(b)(iii) at or prior to the time such indemnity obligation is paid or (B) payment of the Earnout Payments from the Escrow, if the Earnout Payments have been made into the Escrow pursuant to Section 1.5(b)(iii) at or prior to the time such indemnity obligation is paid (the Netzee Common Stock shall be valued for this purpose at the Average Price), and, in the case of fraud or intentional breaches, at the option of Netzee, out of the other assets of the Company or the Shareholders or both, and such amounts shall, to the extent satisfied and deducted from payments to be made from (i) the ten percent (10%) of the shares of Netzee Common Stock delivered by Netzee pursuant to Section 1.5(a)(i) and (ii) the Earnout Payments, be deemed to be a reduction in the amount of Netzee Common Stock otherwise payable under this Agreement pursuant to the Escrow.

                  (b) Where the Company and the Shareholders are obligated to indemnify the Purchaser Indemnified Parties under Section 8.1(c) after the Closing Date, such indemnity obligation shall be satisfied first out of (i) up to one hundred percent (100%) of the shares of Netzee Common Stock delivered by Netzee pursuant to Section 1.5(a)(i) or the proceeds thereof (any shares of Netzee Common Stock shall be valued for this purpose at the Average Price) and
(ii) thereafter, by either (A) an offset against the Earnout Payments, if the Earnout Payments have not been made into the Escrow pursuant to Section 1.5(b)(iii) at or prior to the time such indemnity obligation is paid or (B) payment of the Earnout Payments from the Escrow, if the Earnout Payments have been made into the Escrow pursuant to Section 1.5(b)(iii) at or prior to the time such indemnity obligation is paid (the Netzee Common Stock shall be valued for this purpose at the Average Price), and, in the case of fraud or intentional breaches, at the option of Netzee, out of the other assets of the Company or the Shareholders or both, and such amounts shall, to the extent satisfied and deducted from payments to be made from (i) the one hundred percent (100%) of the shares of Netzee Common Stock delivered by Netzee pursuant to Section 1.5(a)(i) and (ii) the Earnout Payments, be deemed to be a reduction in the amount of Netzee Common Stock otherwise payable under this Agreement pursuant to the Escrow.

                  (c) Where the Purchaser and Netzee are obligated to indemnify the Company and the Shareholders under Section 8.2 after the Closing Date, such indemnity obligation shall be satisfied by payment of cash or delivery of a certified check in the amount of the indemnity obligation.

         8.8 INDEMNIFICATION IS EXCLUSIVE REMEDY. In the absence of fraud, and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to this Article 8 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

         8.9      CERTAIN LIMITATIONS. Notwithstanding the foregoing in this
Article 8, the indemnification obligations of the parties shall not be affected by any investigation made by the Parties hereto prior to the date hereof or the Closing Date and shall be subject to the following limitations.

                  (a) Except as provided in Sections 8.9(c) and (d), no indemnification shall be made for breaches of representations and warranties pursuant to this Article 8 until the total Indemnifiable Damages for which the Company and the Shareholders, on the one hand, and Purchaser and Netzee, on the other hand, would be liable exceeds $25,000, in which event the Indemnifying Party shall be obligated to indemnify to the extent the amount such Indemnifiable Damages exceed $25,000.

                  (b) Except as provided in Sections 8.9(c) and (d), no indemnification shall be made for breaches of representation and warranties pursuant to this Article 8 to the extent

Indemnifiable Damages to be paid by the Company and the Shareholders, on the one hand, exceed the aggregate of the Earnout Payments and 10% of the shares of Netzee Common Stock described in Section 1.5(a)(i) (or any proceeds therefrom), or by Purchaser and Netzee, on the other hand, exceed the value of the Earnout Payments and 10% of the shares of Netzee Common Stock described in Section 1.5(a)(i) as of the Closing Date.

                  (c) The limitations set forth in Sections 8.9(a) and (b) shall not apply to Indemnifiable Damages arising out of fraud or intentional breaches, and the limitations set forth in Section 8.9(a) shall not apply to (a) breaches of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 3.10, 3.12(a), 3.13, 3.14, 3.16, 3.17 and 3.32, or (b) any indemnification of the Purchaser Indemnified Parties by the Company or the Shareholders pursuant to Section 8.1(c).

                  (d) Notwithstanding Section 8.9(b) to the contrary, no indemnification of the Purchaser Indemnified Parties by the Company or the Shareholders pursuant to Section 8.1(c) shall exceed the aggregate of the Earnout Payments and 100% of the shares of Netzee Common Stock described in
Section 1.5(a)(i) (or any proceeds therefrom).

         8.10 SUBROGATION. Upon payment in full of any Indemnifiable Damages, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a third party claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such Indemnifiable Damages or third party claim.

         8.11 ESCROW. The Escrow Shares shall be delivered by Netzee to U.S. Bank Trust, National Association, or such other financial institution as may be agreed upon by the Company and Purchaser (the "ESCROW AGENT"). Purchaser and Netzee, on the one hand, and the Company and the Shareholders, on the other hand, shall each pay one-half of the fees payable to the Escrow Agent for maintaining the escrow (the "ESCROW") established under the Escrow Agreement. The Escrow Shares (or other property into which the Escrow Shares are converted) shall be maintained by the Escrow Agent for a period beginning on the Closing Date and ending at the termination of the Claims Period or such longer period as provided in the Escrow Agreement. The Escrow shall be available to satisfy the indemnification rights of Purchaser Indemnified Parties set forth in Section 8.1 as well as any other obligations of the Company under this Agreement.

                                   ARTICLE 9
                             COMPANY REPRESENTATIVE.

         9.1 APPOINTMENT OF COMPANY REPRESENTATIVE; ACCEPTANCE. All actions required to be taken by or with respect to the Company in this Agreement shall be taken by or with respect to the Company Representative. By executing this Agreement, each Shareholder (notwithstanding any Shareholder's current or future mental or physical disability or incompetency) hereby irrevocable constitutes and appoints the Company Representative and his successors, acting as hereinafter provided, as his attorney-in-fact and agent in his name, place and stead, in connection with the transactions and agreements contemplated by the Agreement and the other Purchase Agreements, and acknowledges that such appointment is coupled with an interest. The Company Representative hereby (i) accepts his appointment and authorization to act as the Company Representative on behalf of the Shareholders as attorney-in-fact and agent on behalf of the Shareholders in accordance with the terms of this Agreement and (ii) agrees to perform his obligations under, and otherwise comply with this Section 9.1.

         9.2 AUTHORITY. Without limiting the generality of Section 9.1, each Shareholder by this Agreement fully and completely, hereby:

                  (a)      authorizes the Company Representative to:

                           (i)      dispute or refrain from disputing any claim
made by Purchaser under this Agreement and any of the other Purchase Agreements;

                           (ii)     negotiate and compromise any dispute that
may arise, and to exercise or refrain from exercising remedies available, under this Agreement and any of the other Purchase Agreements, and to sign any release or other document with respect to such dispute or remedy;

                           (iii)    give such instructions and do such other
things and refrain from doing such other things as the Company Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and any of the other Purchase Agreements; and

                           (iv)     agree in his discretion with Purchaser to
amend this Agreement and any of the other Purchase Agreements to which a Shareholder may be bound at any time and from time to time; and

                  (b) agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Company Representative under this Agreement and any of the other Purchase Agreements.

         9.3 ACTIONS. Each of the Shareholders hereby expressly acknowledges and agrees that the Company Representative is authorized to act on his behalf, notwithstanding any dispute or disagreement between the Shareholders, and that Purchaser, Netzee and any other person or entity shall be entitled to rely on any and all actions taken by the Company Representative under this Agreement or any of the other Purchase Agreements without any liability to, or obligation to inquire of, any of the Shareholders. Purchaser, Netzee and any other person or entity is expressly authorized to rely on the genuineness of the signatures of the Company Representative, and upon receipt of any writing that reasonably appears to have been signed by the Company Representative, Purchaser, Netzee and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

         9.4 SUCCESSORS. If Robert W. Boylston, Jr. ceases to function in his capacity as the Company Representative for any reason whatsoever, then Kenneth G. Ambellan shall be appointed as his successor, and if Kenneth G. Ambellan ceases to function in such capacity for any reason whatsoever, then the Shareholders, by action of the persons who formerly held a majority of the shares of Company Common Stock immediately prior to the Liquidation, shall have the right to appoint his successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then Purchaser shall have the right to appoint a successor.

         9.5 EFFECTIVENESS. The authorizations of the Company Representative shall be effective until his rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Shareholders to Purchaser and Netzee and of Purchaser and Netzee to the Shareholders under this Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1     EXPENSES.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses) shall be borne by the Party incurring such costs and expenses and shall be paid by such Party prior to or on the Closing Date.

                  (b) Notwithstanding any provision in this Agreement to the contrary, if any of the Parties shall willfully default in its obligations hereunder, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting Party for all damages, costs and expenses, including without limitation reasonable legal and accounting expenses incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

         10.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

         (a)      If to Purchaser or Netzee, to:

                  6190 Powers Ferry Road, Suite 400
                  Atlanta, Georgia  30339
                  Attn: President and Chief Financial Officer
                  Telefax: (770) 200-7150

                           Copy (which shall not constitute notice) to:

                           Sutherland Asbill & Brennan LLP
                           999 Peachtree Street, N.E.
                           Suite 2300
                           Atlanta, Georgia 30309
                           Attn: Mark D. Kaufman
                           Telefax: (404) 853-8806

                  (b)      If to the Company or the Shareholders, to:

                           Card Plus, Inc.
                           1900 Century Place
                           Atlanta, Georgia 30345
                           Attention: Robert W. Boylston, Jr.
                           Telefax: (404) 329-0492

                           Copy (which shall not constitute notice) to:

                           Holland & Knight LLP
                           1201 West Peachtree Street, Suite 2000
                           Atlanta, Georgia 30309
                           Attention: William H. Venema, Esq.
                           Telefax: (404) 881-0470

                  (c)      If to the Company Representative, to:

                           Robert W. Boylston, Jr.
                           c/o 1900 Century Place
                           Atlanta, Georgia  30345
                           Telefax: (404) 329-0492

or such other addresses and telefax numbers as shall be furnished in writing by any Party, and any such notice or communications shall be deemed to have been given as of the next succeeding business day after the date actually sent via overnight or express courier, five days after mailed and upon telefax confirmation of receipt to addressee by the sender.

         10.3 PARTIES IN INTEREST. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto, the former shareholders of the Company following Liquidation, and their respective successors, representatives and assigns. This Agreement (and the rights and interests herein) may not be assigned by any Party without the written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, Purchaser may assign its interests herein to (a) an entity controlling, controlled by or under common control with Purchaser or (b) a purchaser or transferee of all or substantially all of the business or assets of Purchaser, whether by sale of stock or assets, merger or otherwise. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person or entity any rights or remedies under or by reason of this Agreement.

         10.4 ENTIRE AGREEMENT. This Agreement, which includes the disclosure schedules and exhibits, and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "PURCHASE AGREEMENTS"), contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

         10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         10.6     GOVERNING LAW.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Georgia, excluding choice of law principles.

                  (b) Netzee, Purchaser, the Company and the Shareholders consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States Federal District Courts of Georgia, in any judicial proceeding brought to enforce this Agreement and agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

         10.7 INVALIDITY OF ANY PART. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         10.8 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the Party having such right or duty shall have until 5:00 p.m. on the next succeeding regular business day to exercise such right or to discharge such duty.



                  [Remainder of Page Intentionally Left Blank.]

         IN WITNESS WHEREOF, Purchaser, the Company and the Shareholders have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    PURCHASER:

                                    NETZEEPLUS, INC.

                                    By:  /s/ RICHARD S. EISWIRTH
                                        ---------------------------------
                                        Richard S. Eiswirth
                                        Vice President and Treasurer


                                    NETZEE:

                                    NETZEE, INC.

                                    By:  /s/ RICHARD S. EISWIRTH
                                        ---------------------------------
                                        Richard S. Eiswirth
                                        Senior Executive Vice President and
                                        Chief Financial Officer


                                    THE COMPANY

                                    CARD PLUS, INC.

                                    By:  /s/ ROBERT W. BOYLSTON, JR.
                                        ---------------------------------
                                    Name: Robert W. Boylston, Jr.
                                         --------------------------------
                                    Title: President
                                          -------------------------------

                                    SHAREHOLDERS:



                                     /s/ KENNETH G. AMBELLAN
                                    --------------------------------------
                                    KENNETH G. AMBELLAN



                                     /s/ ROBERT W. BOYLSTON, JR.
                                    --------------------------------------
                                    ROBERT W. BOYLSTON, JR.


                                     /s/ TONYA H. BOYLSTON
                                    --------------------------------------
                                    TONYA H. BOYLSTON

                                    SCHEDULES

Schedule 1.1          -    Purchased Assets
Schedule 1.2(c)       -    Accounts Receivable
Schedule 1.2(e)       -    Certain Retained Assets
Schedule 1.3          -    Assumed Liabilities/Contracts
Schedule 1.5(a)       -    Purchase Price
Schedule 1.5(f)            Allocation of Purchase Price and Earnout Payments
Schedule 3.1(a)       -    Organization
Schedule 3.1(b)       -    Articles of Incorporation and Bylaws
Schedule 3.2          -    Capitalization
Schedule 3.3(a)       -    Company Approvals
Schedule 3.4(a)       -    Annual Financial Statements
Schedule 3.4(d)       -    Interim Financial Statements
Schedule 3.4(e)       -    Changes since December 31, 1999
Schedule 3.6(a)       -    Absence of Certain Changes or Events
Schedule 3.6(b)       -    Permitted Actions
Schedule 3.7          -    Legal Proceedings
Schedule 3.8          -    Taxes and Tax Returns
Schedule 3.8(c)       -    Extensions of Time
Schedule 3.9          -    Employee and Fringe Benefits Plan
Schedule 3.10         -    Compliance with Applicable Laws
Schedule 3.11(a)      -    Material Contracts
Schedule 3.11(b)      -    Non-Binding Material Contracts
Schedule 3.11(c)      -    Material Contracts in Default
Schedule 3.12(a)      -    Permitted Encumbrances
Schedule 3.12(b)      -    Personal Property
Schedule 3.12(c)      -    Insurance
Schedule 3.14(a)      -    Software Programs
Schedule 3.14(b)      -    Ownership
Schedule 3.14(c)      -    Procedures for Copyright Protection
Schedule 3.14(d)      -    Procedures for Trade Secret Protection
Schedule 3.14(e)      -    Ownership of Software
Schedule 3.14(f)      -    Absence of Claims
Schedule 3.16         -    Third Party Components in Software
Schedule 3.17         -    Third Party Interests or Marketing Rights in Software
Schedule 3.19         -    Major Vendors and Customers
Schedule 3.20         -    Accounts Receivable
Schedule 3.23         -    Labor Relations
Schedule 3.24         -    Year 2000 Matters
Schedule 3.25         -    Assignment Provisions
Schedule 4.3(a)       -    Necessary Purchaser Authorizations
Schedule 5.7          -    Transitional Expenses
Schedule 5.20         -    Recipients and Terms of Netzee Stock Options Exchanged for Phantom Stock Units
Schedule 5.21         -    Recipients and Terms of Options Granted to Employees of the Company
Schedule 5.22(a)      -    Company Employee Hourly Rates

                                    EXHIBITS

Exhibit A      -   Form of Opinion of Company's Counsel
Exhibit B-1    -   Form of Certificate Required by Purchaser
Exhibit B-2    -   Form of Certificate Required by Purchaser
Exhibit C      -   Form of Non-Competition, Non-Solicitation and Confidentiality
                   Agreement
Exhibit D      -   Form of Assignment of Work Product Agreement
Exhibit E      -   Form of Escrow Agreement
Exhibit F      -   Form of Assignment and Assumption Agreement
Exhibit G-1    -   Form of Certificate Required by the Company
Exhibit G-2    -   Form of Certificate Required by the Company
Exhibit H      -   Form of Registration Rights Agreement
Exhibit I      -   Form of Opinion of Purchaser's and Netzee's Counsel
Exhibit J      -   Form of  Phantom Stock Unit Exchange Agreement
Exhibit K      -   Form of Netzee Stock Option Agreement

                                  DEFINED TERMS




ACCREDITED INVESTOR......................................................27

AGREEMENT.................................................................1

ASSIGNMENT AND ASSUMPTION AGREEMENT.......................................2

ASSUMED CONTRACTS.........................................................2

ASSUMED LIABILITIES.......................................................2

AUTHORIZATIONS...........................................................14

AVERAGE PRICE............................................................11

BUSINESS..................................................................1

CLAIMS PERIOD............................................................44

CLOSING...................................................................7

CLOSING DATE..............................................................7

CODE.....................................................................11

COMPANY...................................................................1

COMPANY AFFILIATES.......................................................32

COMPANY APPROVALS........................................................14

COMPANY DISCLOSURE SCHEDULES.............................................11

COMPANY FINANCIAL STATEMENTS.............................................15

COMPANY REPRESENTATIVE....................................................6

CPC......................................................................23

DISCLOSED BY PURCHASER...................................................11

DISPUTES AUDITOR..........................................................6

DOCUMENTATION............................................................23

EARNOUT PAYMENTS..........................................................4

EARNOUT PERIOD............................................................3

EBITDA....................................................................3

EEOC.....................................................................25

EMPLOYEE PLANS...........................................................18

EMPLOYEE RETENTION PAYMENT................................................4

EMPLOYMENT AGREEMENT.....................................................39

ENCUMBRANCE..............................................................11

ENVIRONMENTAL LAWS.......................................................22

ERISA AFFILIATE..........................................................18

ESCROW...................................................................48

ESCROW AGENT.............................................................48

ESCROW SHARES.............................................................8

EXCHANGE ACT.............................................................29

GOVERNMENTAL AUTHORITY...................................................12

INCLUDING................................................................11

INDEMNIFIABLE DAMAGES....................................................43

INDEMNIFIED PARTY........................................................44

INDEMNIFYING PARTY.......................................................44

IRS......................................................................17

KNOWLEDGE................................................................12

LAWS.....................................................................14

LIABILITIES..............................................................15

LIABLE PARTY.............................................................44

LICENSES.................................................................20

LIQUIDATION..............................................................28

MATERIAL ADVERSE EFFECT..................................................12

MATERIAL CONTRACTS.......................................................20

MEDINTERFACE..............................................................1

MILLENNIUM COMPLIANT.....................................................26

MULTI-EMPLOYER PLAN......................................................18

NETZEE STOCK OPTIONS.....................................................36

NLRB.....................................................................25

NOTICE OF CLAIM..........................................................44

PARTIES...................................................................1

PBGC.....................................................................18

PENSION/PROFIT-SHARING PLAN..............................................18

PERMITTED ENCUMBRANCES...................................................21

PERSON...................................................................12

PHANTOM STOCK UNITS......................................................36

PLAN.....................................................................36

PROCESSES................................................................26

PURCHASE AGREEMENTS......................................................51

PURCHASE PRICE............................................................2

PURCHASED ASSETS..........................................................1

PURCHASER.................................................................1

PURCHASER COMMON STOCK...................................................28

PURCHASER INDEMNIFIED PARTIES............................................43

REGULATION D.............................................................27

RETAINED ASSETS...........................................................1

RETAINED LIABILITIES......................................................2

RETURNS..................................................................16

REVENUE EARNOUT PAYMENT...................................................3

SEC......................................................................18

SEC FILINGS..............................................................29

SECURITIES ACT............................................................9

SECURITIES LAWS..........................................................26

SHAREHOLDERS.............................................................12

SOFTWARE.................................................................23

SOFTWARE PROGRAMS........................................................23

STATE ACTS................................................................9

SUBSIDIARY...............................................................12

TAX......................................................................16

TAXES....................................................................16

THREATENED...............................................................12

WARN.....................................................................35

WELFARE PLAN.............................................................18